Exhibit 10.13

DEED OF LEASE AGREEMENT BETWEEN
1812 HOLDINGS, LLC,
AS LANDLORD, AND
EVOLENT HEALTH, LLC
AS TENANT
DATED DECEMBER 11, 2023
1812 NORTH MOORE STREET
ARLINGTON, VIRGINIA

BASIC LEASE INFORMATION

Lease Date:	December 11, 2023 (the “Effective Date”)
Landlord:	1812 HOLDINGS, LLC, a Delaware limited liability company
Tenant:	EVOLENT HEALTH, LLC a Delaware limited liability company
Premises:
Suite No. 1705A and 1705B, containing an agreed upon Eight Thousand Five Hundred Fourteen (8,514) rentable square feet, in the building located at 1812 North Moore Street, Arlington, Virginia (the “Building”). The Premises are outlined on the plan attached to the Lease as Exhibit A. The Premises suite number may be renumbered to Suite No. 1705, when Tenant obtains its certificate of occupancy for the Premises. The land on which the Project is located is referred to herein as the “Land”. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operations thereof.

Term:
Eighty-Four (84) full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the Eighty-Fourth (84th) full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	The date the Punchlist Items are complete. See Section 3 hereof.
Basic Rent:	Subject to the abatement of Basic Rent provided below, Basic Rent shall be the following amounts for the following periods of time:
	Lease Year	Rate of Annual Basic Rent Rate Per Rentable Square Foot in the Premises	Rate of Monthly Basic Rent
	1	$57.00	$40,441.50
	2	$58.43	$41,456.09
	3	$59.89	$42,491.96
	4	$61.39	$43,556.21
	5	$62.92	$44,641.74
	6	$64.49	$45,755.66
	7	$66.10	$46,897.95
i

Notwithstanding the foregoing, provided that Tenant is not in default under this Lease (or if a default occurs and Tenant subsequently cures such default during the applicable notice and cure period), Landlord shall grant to Tenant a “rent holiday” from the payment of the installments of Monthly Basic Rent for the first ten (10) months following the Commencement Date (the “Free Rent Period”). During such Free Rent Period, the Monthly Basic Rent for the entire Premises shall be abated (such rental abatement being hereinafter referred to as the “Free Rent Allowance”); provided, however, that (i) the Free Rent Period and the granting of the Free Rent Allowance as provided hereunder shall not affect the Commencement Date. hereof nor negate Tenant’s obligation to pay Landlord the first installment of Basic Rent together with Tenant’s execution of this Lease as provided in Section 4.1 below, (ii) Tenant shall remain obligated during the Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly set forth above (including, but not limited to, the payment of all Additional Rent coming due under this Lease), and (iii) in the event of any termination of this Lease by Landlord based upon an Event of Default hereunder by Tenant, the then current unamortized amount of the Free Rent Allowance shall immediately become due and payable and any remaining Free Rent Allowance hereunder shall be of no force or effect. Commencing with the first day after the end of the Free Rent Period referred to above, Tenant shall make Basic Rent payments for any remaining partial calendar month and on the first day of the first full calendar month thereafter shall make Basic Rent payments as otherwise provided in this Lease. Notwithstanding such abatement of Basic Rent (a) all other sums due under this Lease, including, but not limited to, Additional Rent and after-hours HVAC charges, shall be payable as provided in this Lease, and (b) any increases in Basic Rent set forth in this Lease shall occur on the dates scheduled therefor.
Notwithstanding the foregoing or anything to the contrary contained in this Lease, so long as no Event of Default is continuing, Tenant shall have the ongoing right at any time prior to the Commencement Date, upon not less than thirty (30) days prior written notice to Landlord, to increase the Construction Allowance (as hereinafter defined) by an amount not to exceed the portion of the Free Rent Allowance that is an amount equal to two (2) months of Monthly Basic Rent (the “Converted Amount”), and after the date of such conversion of a portion of the Free Rent Allowance into the Converted Amount, the Free Rent Allowance shall be reduced by the amount of the Converted Amount, the Free Rent Period shall be reduced accordingly and the Construction Allowance shall be increased by such Converted Amount. The Converted Amount shall become part of the Construction Allowance and payable to Tenant pursuant to the same terms and conditions with respect to payment of the Construction Allowance.

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).
A “Lease Year” shall be that period of twelve (12) consecutive calendar months that commences on the Commencement Date, and each consecutive twelve (12) month period thereafter; provided, however, that if the Commencement Date is not the first day of a month, then the first Lease Year shall also include the partial month commencing on the day following the expiration of such first 12-month period and ending on the last day of the month during which such first 12-month period expired and the second Lease Year shall commence on the day following the date of expiration of the first Lease Year. The earliest such twelve (12) month period shall be referred to as the "first Lease Year," and each of the following Lease Years shall similarly be numbered for identification purposes.

Security Deposit:	$80,883.00.
Additional Rent:	Tenant’s Proportionate Share of Excess Operating Costs and Excess Taxes.
Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.
Permitted Use:	General office use in compliance with Section 9 of the Lease.

Tenant’s Proportionate Share:	As of the date hereof, (A) 1.58% with respect to Tenant’s Proportionate Share of Excess Taxes, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the total rentable square feet in the Project, which is Five Hundred Thirty-Seven Thousand Six Hundred Thirty-Eight (537,638), and (B) 1.59% with respect to Tenant’s Proportionate Share of Excess Operating Costs, which is the percentage obtained by dividing (i) the number of rentable square feet in the Premises as stated above by (ii) Five Hundred Thirty-Five Thousand Seventy-Five (535,075) rentable square feet, which is the number of square feet of office rentable area in the Project. Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Project set forth above is conclusive and shall be binding upon them.
Building Hours:
7:00 a.m. to 6:00 p.m. on Monday through Friday (excluding holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding holidays), and such other hours, if any, as Landlord from time to time determines.

Base Year:	The calendar year 2024.
Tenant’s Address:	Prior to Commencement Date: 800 N Glebe Road, Suite 500 Arlington VA 22203 Attention: Heidi Lambert
Following Commencement Date:
At the Premises
Attention: Heidi Lambert
Telephone: 571-302-0459

and with a copy to:

Shulman Rogers, P.A.
12505 Park Potomac Avenue, 6th Floor
Potomac, MD 20854
Attn: Marc B. Bergoffen, Esq.
Telephone: 301-945-9279

Landlord’s Address:	For all Notices:	With a copy to:

1812 Holdings, LLC
c/o Monday Properties Services, LLC
1000 Wilson Boulevard
Suite 700
Arlington, Virginia 22209

Attn: Mr. Timothy Helmig
Telephone: 703-284-0200

Rent Payment Address:
Tenant shall send all payments due under this Lease to the address(es) set forth on Exhibit B attached hereto and made a part hereof

1812 Holdings, LLC
c/o Goldman Sachs
6011 Connection Drive
Irving, TX 75039
Attn: Asset Manager - Rosslyn
Telephone: 214.368.2200

and with a copy to:

Greenstein DeLorme & Luchs, P.C.
801 17th Street, N.W.
Suite 1000
Washington, D.C. 20006
Attn: Jared S. Greenstein, Esq.
Telephone: 202-452-1400

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any of the business terms contained in the Basic Lease Information and the Lease, then the Lease shall control.

TABLE OF CONTENTS
Page No.

1	DEFINITIONS AND BASIC PROVISIONS.		1
2	LEASE GRANT.		1
3	TENDER OF POSSESSION.		1
4	RENT.		2
	4.1	Payment.	2
	4.2	Additional Rent.	2
5	DELINQUENT PAYMENT; HANDLING CHARGES.		6
6	SECURITY DEPOSIT.		6
	6.1	Amount and Uses.	6
	6.2	Transferability.	7
	6.3	Letter of Credit.	7
	6.4	Return of Security Deposit.	8
	6.5	Survival.	8
7	LANDLORD’S OBLIGATIONS.		8
	7.1	Services.	8
	7.2	Conservation.	9
	7.3	Recycling.	9
	7.4	Excess Utility Use.	9
	7.5	Restoration of Services.	10
	7.6	Repair and Maintenance by Landlord.	10
8	IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE.		10
	8.1	Improvements; Alterations.	10
	8.2	Repair and Maintenance by Tenant.	11
	8.3	Performance of Work.	12
	8.4	Mechanic’s Liens.	12
9	USE.		13
10	ASSIGNMENT AND SUBLETTING.		13
	10.1	Transfers.	13
	10.2	Consent Standards.	13
	10.3	Request for Consent.	14
	10.4	Conditions to Consent.	14
	10.5	Attornment by Subtenants.	14
	10.6	Cancellation.	14
	10.7	Additional Compensation.	15
	10.8	Permitted Transfers.	15
11	INSURANCE; WAIVERS; SUBROGATION; INDEMNITY.		16
	11.1	Tenant’s Insurance.	16
	11.2	Landlord’s Insurance.	17
	11.3	No Subrogation; Waiver of Property Claims.	17

	11.4	Indemnity.	17
12	SUBORDINATION; ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE.		18
	12.1	Subordination.	18
	12.2	Attornment.	18
	12.3	Notice to Landlord’s Mortgagee.	18
13	RULES AND REGULATIONS.		18
14	CONDEMNATION.		18
	14.1	Total Taking.	18
	14.2	Partial Taking - Tenant’s Rights.	19
	14.3	Partial Taking - Landlord’s Rights.	19
	14.4	Award.	19
15	FIRE OR OTHER CASUALTY.		19
	15.1	Repair Estimate.	19
	15.2	Tenant’s Rights.	19
	15.3	Landlord’s Rights.	19
	15.4	Repair Obligation.	19
	15.5	Abatement of Rent.	20
	15.6	Waiver of Statutory Provisions.	20
16	PERSONAL PROPERTY TAXES.		20
17	EVENTS OF DEFAULT.		20
	17.1	Payment Default.	20
	17.2	Abandonment.	20
	17.3	Estoppel; Subordination; Financial Reports.	20
	17.4	Insurance.	20
	17.5	Mechanic’s Liens.	20
	17.6	Other Defaults.	20
	17.7	Insolvency.	21
18	REMEDIES.		21
	18.1	Termination of Lease.	21
	18.2	Termination of Possession.	21
	18.3	Perform Acts on Behalf of Tenant.	21
	18.4	Self-Help.	21
19	PAYMENT BY TENANT; NON-WAIVER; CUMULATIVE REMEDIES.		22
	19.1	Payment by Tenant	22
	19.2	No Waiver.	22
	19.3	Cumulative Remedies.	22
20	INTENTIONALLY DELETED.		22
21	SURRENDER OF PREMISES.		22
22	HOLDING OVER.		23
23	CERTAIN RIGHTS RESERVED BY LANDLORD.		23
	23.1	Building Operations.	23
v

	23.2	Access Control.	24
	23.3	Prospective Purchasers and Lenders.	24
	23.4	Prospective Tenants.	24
24	INTENTIONALLY DELETED.		24
25	MISCELLANEOUS.		24
	25.10	Landlord Transfer.	24
	25.20	Landlord’s Liability.	24
	25.30	Force Majeure.	24
	25.40	Brokerage.	25
	25.50	Estoppel Certificates.	25
	25.60	Notices.	25
	25.70	Separability.	25
	25.80	Amendments; Binding Effect; No Electronic Records.	25
	25.90	Counterparts.	25
	25.10	Quiet Enjoyment.	26
	25.11	No Merger.	26
	25.12	No Offer.	26
	25.13	Entire Agreement; No Reliance.	26
	25.14	Waiver of Jury Trial.	26
	25.15	Governing Law; Jurisdiction.	26
	25.16	Recording.	26
	25.17	Water or Mold Notification.	26
	25.18	Joint and Several Liability.	27
	25.19	Financial Reports.	27
	25.20	Landlord’s Fees.	27
	25.21	Telecommunications.	27
	25.22	Confidentiality.	28
	25.23	Authority.	28
	25.24	Hazardous Materials.	28
	25.25	List of Exhibits.	29
	25.26	Prohibited Persons and Transactions.	29
	25.27	UBTI and REIT Qualification.	29
	25.28	Appointment of Resident Agent.	29
	25.29	Deed of Lease.	30
	25.30	No Construction Contract.	30
26	OTHER PROVISIONS.		30
	26.1	Fitness Center	30
	26.2	Conference Center	30
	26.3	Tenant Lounge	31

LIST OF DEFINED TERMS
Page No.

Additional Rent	ii
Affiliate	1
Alterations	8
Approval Criteria	D-12
Architect	D-1, D-8, D-11
Available	K-2
Base Year	iii
Basic Lease Information	1
Basic Rent	i
Building	i
Building’s Structure	1
Building’s Systems	1
Casualty	15
Code	26
Collateral	18
Commencement Date	i
Completed Application for Payment	D-13
Construction Allowance	D-4, D-6, D-13
Corporate Debt Rating	12
Corporate Debt Rating Requirement	12
Damage Notice	15
Default Rate	4
Designated Expansion Space	K-1
Designated Offer Space	I-1
Designated Refusal Space	J-1
Disabilities Acts	10
Estimated Delivery Date	1
Event of Default	16
Excess Amount	D-4, D-6, D-13
Excess Operating Costs	2
Expansion Space	K-1
GAAP	12
Guarantor	L-1
Hazardous Materials	24
HVAC	6
Improvements	19
including	1
Land	i

Landlord	i
Landlord’s Availability Notice	K-1
Landlord’s Expansion Notice	K-1
Landlord’s Mortgagee	14
Law	1
Laws	1
Lease	1
Lease Date	i
Lease Month	ii
Moody’s	12
Mortgage	14
OFAC	25
Offer Notice	I-1
Offer Space	I-1
Operating Costs	2
Parking Area	G-1
Permitted Transfer	12
Permitted Transferee	12
Permitted Use	ii
Premises	i
Premises Standard Electrical Capacity	6
Prevailing Rental Rate	H-1
Primary Lease	14
Project	i
Reconciliation Statement	3
Refusal Notice	J-1
Refusal Space	J-1
Regulations	26
related complex	2
Release	24
Rent	ii
Repair Period	15
S&P	12
Security Deposit	ii
Space Plans	D-1, D-8, D-11
Space Plans Delivery Deadline	D-11
Substantial Completion	D-3, D-7, D-9
Substantially Completed	D-3, D-7, D-9
Taking	15
Tangible Net Worth	12
Tangible Net Worth/Credit Threshold	12

Taxes	3
Telecommunications Services	24
Tenant	i
Tenant Delay Day	D-3, D-7, D-9
Tenant Party	1
Tenant’s Expansion Notice	K-1
Tenant’s Off-Premises Equipment	1
Tenant’s Proportionate Share	iii
Term	i
Third Party Offer	I-1, J-1, K-2
Total Construction Costs	D-4, D-6, D-13
Transfer	10
UCC	19
Visible Premises	8
Work	D-3, D-6, D-8, D-12
Working Drawings	D-3, D-8, D-12
Working Drawings Delivery Deadline	D-2, D-11

LEASE
This Deed of Lease Agreement (this “Lease”) is entered into as of the Lease Date between Landlord and Tenant (as each such term is defined in the Basic Lease Information).
1.    Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise. “Building’s Structure” means the Building’s roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams, and curtain walls; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, mechanical and elevator systems; “including” means including, without limitation; “Laws” means all federal, state and local laws, ordinances, building codes and standards, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project or the related complex (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through or under Tenant; any subtenants claiming by, through or under Tenant; and any of their respective agents, contractors, officers, employees, licensees, guests and invitees.
2.    Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.
3.    Tender of Possession.
3.1.     Delivery Date. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease on or about one (1) business day following Tenant’s full execution and delivery of this Lease to Landlord, the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant; provided, however, if the Premises is not delivered by the tenth (10th) business day after the Estimated Delivery Date and such delay was not caused by the act or omission of Tenant, its employees, agents or contractors or due to Force Majeure, then, as Tenant’s sole and exclusive remedy, Tenant shall be entitled to a day for day abatement of Basic Rent for the period between the Estimated Delivery Date and the Delivery Date. Such abatement of Basic Rent, if any, shall be applied to Basic Rent beginning on the Rent Commencement Date. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of the Punch-List Items (as hereinafter defined). Within five (5) days following Landlord’s request therefore, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (1) the Commencement Date and the expiration date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Except as expressly provided hereinafter, entry into the Premises by any Tenant Party prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent, and before Tenant may occupy the Premises to conduct business therein, Tenant shall deliver to Landlord a certificate of occupancy from the appropriate governmental authority for the Premises (or the applicable portion thereof).
3.2    Delivery Condition; Punchlist Items; Commencement Date.    Tenant accepts the Premises in its “as-is” condition as of the Effective Date. Within (3) three business days after the Effective Date, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items (collectively, the “Punch-List Items”). Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on the Punch-List Items. Landlord shall use reasonable efforts to complete the Punch-List Items within 60 days after agreement thereon. If Landlord does not complete the Punch-List Items within sixty (60) days after the date Landlord and Tenant agree upon the Punch-List Items, and such delay is not a result of Tenant Delay (as hereinafter defined) or Force Majeure (as hereinafter defined) then, as Tenant’s sole remedy hereunder, the Free Rent Period shall be extended two (2) days for each day of such delay until the Punch-List Items are complete. The date Landlord completes the Punch-List Items shall be the “Commencement Date” for all purposes under this Lease. Tenant shall be provided one listing in the Building’s electronic directory located in the lobby of the Building. Landlord, at its expense, shall provide Building standard suite entry signage. Subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall be allowed to place enhances signage inside the suite entry doors to Tenant’s Premises, at Tenant’s sole cost and expense.
3.4    Tenant Delay. As used herein, a “Tenant Delay” shall mean one (1) or more delays in the actual performance of the Punch-List Items by Landlord which are caused by (a) any request by or on behalf of Tenant for changes in the Punch-List Items, it being understood that Tenant shall have no right to request any changes to the Punch-List Items, or (b) the result of Tenant's or its contractors’, agents' or employees' act, failure to act, or failure to act in a timely manner with respect to any matter affecting the Punch-List Items.
4.    Rent.
4.1    Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association, or, at either party’s election, by electronic or wire transfer, at Landlord’s address provided for in this Lease or such other address as may be specified in writing by Landlord, and shall be accompanied by all applicable state and local sales or use taxes; provided, that following any default by Tenant, Landlord shall be permitted to require alternative methods of payment, in Landlord’s sole discretion. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent is due upon execution of this Lease by Tenant; thereafter, Basic Rent shall be payable on the first day of each calendar month. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and such Basic Rent payment is due upon execution of this Lease by Tenant; however, if the Commencement Date is not a fixed date that is ascertainable as of the Lease Date, then such Basic Rent payment for any fractional calendar month at the beginning of the Term shall be due by Tenant on the Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay to Landlord monthly installments of Additional Rent in advance on the first day of each calendar month when due and otherwise on the same terms and conditions described above with respect to Basic Rent. Unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Basic Rent and Additional Rent) shall be due and payable within thirty (30) days following Landlord’s delivery to Tenant of an invoice therefor.
4.2    Additional Rent.
4.2.1    Excess Operating Costs. Commencing on the first (1st) anniversary of the Commencement Date, and continuing thereafter throughout the Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of Excess Operating Costs. As used herein, “Excess Operating Costs” means any increases in Operating Costs (defined below) for each year and partial year of the Term over the Operating Costs incurred during the Base Year. Landlord may make a good faith estimate of Excess Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term after the Base Year, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to Tenant’s estimated Excess Operating Costs, as estimated by Landlord, for such calendar year or part thereof divided by the number of months therein. From time to time, but not more frequently than two (2) times per calendar year, Landlord may estimate and re-estimate the Excess Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Excess Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Excess Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

4.2.2    Operating Costs Defined. The term “Operating Costs” means all costs, expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, management and maintenance of the Project and performing Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (a) wages and salaries of all on-site employees engaged in the operation, maintenance, management or security of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the operation, maintenance, management or security of the Project including accounting personnel), including taxes, insurance and benefits relating thereto; (b) all supplies, materials and computer software licenses used in the operation, maintenance, repair, replacement, management and security of the Project; (c) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority, or any amendment to or any interpretation hereafter rendered with respect to any existing Law that has the effect of changing the legal requirements applicable to the Project from those currently in effect, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (d) cost of all utilities, other than the cost of any metered or submetered utilities paid separately by Tenant; (e) insurance expenses, including the cost of any deductibles; (f) repairs, replacements, and general maintenance of the Project; (g) fair market rental and other commercially reasonable costs with respect to the management office for the Project; (h) service, maintenance and management contracts and fees (payable to Landlord, Landlord’s affiliate or a third-party management company for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, janitorial, security, landscape maintenance and elevator maintenance) not to exceed five percent (5%) of the gross receipts actually received by Landlord for the Building, (i) the cost of all business licenses, including Business Professional and Occupational License Taxes and Business Improvements Districts Taxes, and (j) vault fees and charges. Landlord shall have the right to allocate costs among different uses of space in the Project if Landlord reasonably determines the costs for operating, maintaining and repairing such different spaces differ from other spaces within the Project. Operating Costs and Taxes for the multi-building complex of which the Building is a part (the “related complex”) may be prorated among the Project and the other buildings of the related complex, as reasonably determined by Landlord. Notwithstanding the foregoing provisions of this Section 4.2.2, in determining Tenant’s Proportionate Share of Excess Operating Costs for any calendar year, the portion of Operating Costs for such calendar year which constitute Controllable Operating Costs (as hereinafter defined) shall not exceed one hundred six percent (106%) of the amount of Controllable Costs (as hereinafter defined) for the immediately preceding calendar year (the “Controllable Operating Costs Cap”); provided, however, that if the Controllable Operating Costs exceed such Controllable Operating Costs Cap in any calendar year, Landlord may include the portion of Controllable Operating Costs from such calendar year which was in excess of the Controllable Operating Costs Cap for such calendar year in Operating Costs for any future calendar year(s) until fully charged, so long as such Controllable Operating Costs for any such future calendar year(s) do not exceed the Controllable Operating Costs Cap for that future calendar year. As used herein, “Controllable Operating Costs” shall mean all Operating Costs except for the following: (i) license and permit fees of any nature; (ii) utility company charges; (iii) insurance premiums; (iv) the cost to remove snow and ice; (v) increased labor costs due to the requirement for use of labor subject to collective bargaining, which requirement was not in effect as of the Commencement Date; (vi) costs of compliance with governmental requirements which requirements were not in effect as of the Commencement Date; and (vii) contractually mandated increases in costs, to the extent such increase is in excess of six percent (6%) a year.
Operating Costs shall not include costs for (1) capital improvements made to the Project, other than capital improvements described in Section 4.2.2(c) and except for items which are generally considered maintenance and repair items, such as painting and wall covering of common areas, replacement of carpet or other floor coverings in elevator lobbies and common areas, and the like; (2) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (3) interest, amortization or other payments on loans to Landlord; (4) depreciation; (5) leasing commissions; (6) renovating or otherwise improving space for specific occupants of the Project or vacant leasable space in the Project, other than costs for repairs, maintenance and compliance with Laws provided or made available to the Project tenants generally; (7) Taxes; and (8) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; (9) advertising costs and expenses; (10) any costs and expenses (specifically excluding insurance deductibles permitted under this Lease) due to casualty that are paid by insurance maintained by Landlord; (11) salaries, wages, or other compensation or benefits paid to off-site employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Project; provided however, Operating Costs shall include Landlord's reasonable allocation of compensation paid for the wages, salary, or other compensation or benefits paid to the employees at or below the level of portfolio manager, if offsite, who are assigned part-time to the operation, management, maintenance, or repair of the Project (including, but not limited to, accountants and engineers)(12) any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority; (13) costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Project; (14) costs arising from the presence of Hazardous Materials in or about or below the Land or the Project, including without limitation, hazardous substances in the groundwater or soil (unless introduced into, caused or exacerbated by Tenant); (15) all amounts which would otherwise be included in Operating Costs which are paid to any affiliate or subsidiary of Landlord, or any representative, employee or agent of same, to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill competence and experience; (16) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payment of taxes, utility bills and other costs incurred by Landlord's failure to make such payments when due, if Tenant was then current in the payment of all Rent which was required to have been paid under this Lease at the time of such failure; (17) costs incurred in connection with the financing, sale, selling or change of ownership of the Building or the Land, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, and transfer taxes and interest charges; (18) rentals and other related expenses incurred in leasing any real or personal property ordinarily considered to be of a capital nature unless (a) such rentals or expenses would qualify as includable capital improvements hereinabove, or (b) such expense is incurred for emergency leasing of any equipment necessary to continue to maintain and operate the Building and (19) legal fees incurred by Landlord or its agent (a) in the preparation or negotiation of leases in the Building and amendments thereto, (b) in the enforcement of any such lease or (c) in connection with disputes with tenants or prospective purchasers or mortgagees. Operating Costs for the Base Year only shall not include market-wide labor rate increases due to boycotts and strikes; or boycotts, embargos or other shortages.
4.2.3    Excess Taxes; Taxes Defined. Commencing on the first (1st) anniversary of the Commencement Date, and continuing thereafter throughout the Term, Tenant shall also pay Tenant’s Proportionate Share of Excess Taxes. As used herein, “Excess Taxes” means any increase in Taxes (defined below) for each year and partial year falling within the Term over the Taxes for the Base Year. Tenant shall pay Tenant’s Proportionate Share of Excess Taxes in the same manner as provided above for Tenant’s Proportionate Share of Excess Operating Costs. If Landlord receives a refund or abatement from a taxing authority for any portion of the Taxes allocable to the Base Year, then the Base Year for purposes of calculating Excess Taxes under this Lease shall be adjusted by reducing said Taxes in the Base Year by the amount of such refund or abatement. If after the Base Year Tenant shall have paid Excess Taxes on account of contested Taxes and Landlord thereafter receives a refund of such Taxes, Tenant shall receive a credit toward subsequent Rent payments in an amount equal to Tenant's proportionate share of such refund. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments and charges [including assessments and charges from any applicable property owner’s association] under any restrictive covenant, declaration of covenants, restrictions and easements or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon, federal and state taxes on income, franchise taxes and inheritance taxes. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. Taxes shall also include arena taxes, front foot benefit charges and adequate public facility costs and assessments; transportation district fees, parking district fees, and the cost of other amenities required by Law; costs and fees charged and/or assessed in connection with any business improvement district that is applicable to the Project; any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; and transportation taxes, fees or assessments, including mass transportation fees, metrorail fees, trip fees, regional and transportation district fees. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement. From time to time during any calendar year, Landlord may estimate or re-estimate the Excess Taxes to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Excess Taxes payable by Tenant shall be appropriately adjusted in accordance with the estimations.
4.2.4    Reconciliation Statement. Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, in each case adjusted as provided in Section 4.2.5, and of the Taxes for the previous year (the “Reconciliation Statement”). Landlord shall use commercially reasonable efforts to deliver the Reconciliation Statement to Tenant within one hundred eighty (180) days after the expiration of each calendar year provided that Landlord's failure to deliver such Reconciliation Statement to Tenant within said period shall not constitute Landlord's waiver of its right to collect said amounts or otherwise prejudice Landlord's rights hereunder. If Tenant’s estimated payments of Excess Operating Costs or Excess Taxes under this Section 4.2 for the year covered by the Reconciliation Statement exceed Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 30 days; likewise, if Tenant’s estimated payments of Excess Operating Costs or Excess Taxes under this Section 4.2 for such year are less than Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 30 days of invoice from Landlord.
4.2.5    Gross Up. With respect to any calendar year or partial calendar year in which the Project is not occupied to the extent of 95% of the rentable area thereof, or Landlord is not supplying comparable services to 95% of the rentable area thereof, the Operating Costs for such period which vary with the occupancy of the Project or level of service shall, for the purposes hereof, be increased to the amount which Landlord reasonably estimates would have been incurred had the Project been occupied to the extent of 95% of the rentable area thereof and Landlord had been supplying comparable services to 95% of the rentable area thereof. For example, if the average occupancy rate of the Building during a calendar year is eighty percent (80%), the janitorial contractor's charges are $1.00 per occupied rentable square foot per year, and the Building contains one hundred thousand (100,000) rentable square feet of space, then it would be reasonable for Landlord to estimate that, if the Building had been ninety-five percent (95%) occupied during the entire calendar year, janitorial charges for such calendar year would have been Ninety-Five Thousand Dollars ($95,000) and to compute the Operating Expenses for such calendar year accordingly. In no event shall the provisions of this paragraph be used to enable Landlord to collect from the tenants of the Building more than one hundred percent (100%) of the costs and expenses incurred by Landlord in managing, operating and maintaining the Building and the Land.
4.2.6    Audit Right. Landlord shall maintain books and records with respect to Operating Expenses and Taxes and shall determine the same in accordance with generally accepted accounting principles consistently applied, as customarily adjusted for the operation of commercial real estate. Within ninety (90) days after receiving Landlord’s statement of Tenant’s Proportionate Share of Excess Operating Costs and Tenant’s Proportionate Share of Excess Taxes for the applicable calendar year (the “Costs Data”), by written notice to Landlord (the “Review Notice”) given within such period, Tenant shall have the right to audit and review Landlord’s books and records relating to the Costs Data for such calendar year, and, with regard to the first audit performed after the first Lease Year, the Base Year. Landlord’s Costs Data for any particular calendar year shall be final and conclusive upon Tenant in the event Tenant shall fail to send its Review Notice within the respective time period designated above. Within thirty (30) days after receipt of a timely Review Notice, Landlord shall make such books, records and other documentation reasonably requested by Tenant available to Tenant or Tenant’s agent for its review at either Landlord’s or its management agent’s main office in the Washington, D.C. area or at the office of the Building. If Tenant elects (by timely giving the Review Notice) to review Landlord’s books and records, then within thirty (30) days after such books and records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any reasonable objection Tenant has to Landlord’s statement of Tenant’s Proportionate Share of Excess Operating Costs and Tenant’s Proportionate Share of Excess Taxes for such calendar year. If Tenant fails to give Landlord written notice of such objection within such thirty (30) day period, then Tenant shall be deemed to have approved Landlord’s statement of Tenant’s Proportionate Share of Excess Operating Costs and Tenant’s Proportionate Share of Excess Taxes and shall thereafter be barred from raising any claims with respect thereto. Upon Landlord’s receipt of a timely Objection Notice from Tenant, Landlord and Tenant shall work together in good faith to resolve Tenant’s objection. If

Landlord and Tenant do not agree within thirty (30) days following Tenant’s delivery of the Objection Notice, they shall select an independent, certified public accountant or other auditor regularly engaged in the auditing of operating expenses under commercial leases who is engaged by Tenant on other than a contingent fee basis (the “Independent Auditor”) who shall make an independent review. In the event Landlord and Tenant do not agree on the Independent Auditor within thirty (30) days following the notice of the review results, they shall ask the Chief Executive Officer of the American Institute of Certified Public Accountants (“AICPA”) to select an independent accountant. If Landlord and Tenant determine, or if the independent account determines and Landlord concurs, that Tenant’s Proportionate Share of Excess Operating Costs and Tenant’s Proportionate Share of Excess Taxes for the calendar year in question is less than the amount actually paid by Tenant for that calendar year, then Landlord shall provide Tenant with a credit against future Additional Rent actually due in the amount of any overpayment by Tenant until the overpayment is corrected, or, at Landlord’s option, Landlord shall promptly refund such amount to Tenant. In addition, if the amount paid by Tenant exceeded the amount to which Landlord was entitled by more than five percent (5%), then interest shall apply on the excess amount from the date of the agreement between Landlord and Tenant or the date of the determination by the independent accountant, as applicable, at a rate per annum equal to the Default Rate. Conversely, if Landlord and Tenant or the independent accountant determine that Tenant’s Proportionate Share of Excess Operating Costs or Tenant’s Proportionate Share of Excess Taxes due for the calendar year in question is greater than the amount actually paid, Tenant shall pay to Landlord within thirty (30) days from Landlord’s request the amount of underpayment by Tenant. Tenant shall bear all costs of any such inspection of Landlord’s books and records, unless such review discloses that the amounts paid by Tenant to Landlord exceeded the amounts to which Landlord was entitled by more than five percent (5%) in either the case of Tenant’s Proportionate Share of Excess Operating Costs or Tenant’s Proportionate Share of Excess Taxes (determined separately for such purposes), in which event Landlord shall promptly reimburse Tenant for the reasonable costs and expenses incurred in connection with Tenant’s review (it being understood and agreed that such reimbursed costs shall not be included in Operating Costs). The costs and expenses of the independent auditor or accountant shall be paid equally by Landlord and Tenant, unless (a) the amounts paid by Tenant to Landlord exceeded the amounts to which Landlord was entitled by more than five percent (5%), in which case Landlord shall pay such costs and expenses, not to exceed Five Thousand Dollars ($5,000.00) or (b) the amounts underpaid by Tenant to Landlord more than five percent (5%) of the amounts to which Landlord was entitled, in which case Tenant shall pay such costs and expenses.
5.    Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder, beyond any applicable cure period, shall bear interest from the date due until paid at the lesser of eight (8%) percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to the greater of (a) five percent of the delinquent payment, or (b) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful commercial rate of interest. Notwithstanding the foregoing, the first (1st) time in any Lease Year that Tenant fails to pay Basic Rent, Additional Rent or any other sums and charges due under this Lease when due, Landlord shall not assess a late charge or interest on the past-due amount if Tenant pays the amount due and owing within four (4) business days following the due date.
6.    Security Deposit.
6.1    Amount and Uses. Landlord acknowledges receipt from Tenant of the Security Deposit, to be held by Landlord as security for the payment of all Rent payable by Tenant and for the faithful performance by Tenant of all other obligations of Tenant under this Lease. Said Security Deposit shall be repaid to Tenant after the termination of this Lease (or any renewal thereof) provided that no default then exists. Landlord shall not be required to maintain the Security Deposit in a separate account. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the consent of Landlord, and any such act shall be void. Landlord may, at Landlord's option, appropriate and apply the entire Security Deposit, or so much thereof as Landlord believes may be necessary, to compensate Landlord for the payment of any past-due Rent and for loss or damage sustained by Landlord due to any Event of Default. In the event Landlord appropriates or applies the Security Deposit in such a manner, Tenant, within ten (10) business days after notice thereof, shall pay to Landlord an amount sufficient to restore the Security Deposit to the original sum deposited or, if the amount of the Security Deposit has been increased in connection with an expansion of the Premises or otherwise, then Tenant shall pay to

Landlord an amount sufficient to restore the Security Deposit to the amount then required as the Security Deposit hereunder. Tenant's failure to restore any such deficiency shall constitute An Event of Default hereunder. In the event of bankruptcy or other debtor-creditor proceedings by or against Tenant, the Security Deposit shall be applied first to the payment of Rent due Landlord for all periods prior to the filing of such proceedings. Tenant reserves the right to deliver the Security Deposit in the form of an unconditional, irrevocable letter of credit issued by a financial institution acceptable to Landlord in its sole and absolute discretion (the “Letter of Credit”), in which case the provisions of Section 6.3 hereof will be applicable. Notwithstanding the foregoing, the Security Deposit shall be reduced to an amount equal to one (1) month of then-escalated Basic Rent after the expiration of the twenty-fourth (24th) month following the Rent Commencement Date, except that there shall be no such reduction if at any time during the term Tenant has been in monetary Event of Default under this Lease or if on the scheduled date of reduction there exists any Event of Default or any circumstance which with the giving of notice or the passage of time would constitute an Event of Default under the Lease. After the end of the twenty-fourth (24th) month following the Rent Commencement Date, the required amount of the Security Deposit at that time shall remain as the Security Deposit for the remainder of the Term hereof.
6.2    Transferability. In the event of a sale or transfer of Landlord's interest in the Building or the Project, or any portion thereof, or of the interest of any successor or assign of Landlord, Landlord (or such successor or assign) shall have the right to transfer the Security Deposit to any vendee or transferee and shall thereupon be released automatically from any liability therefor. In the event of such a transfer, Tenant shall look solely to the transferee for the return of the Security Deposit. No Landlord’s Mortgagee or purchaser of any or all of the Building or the Project at any foreclosure proceeding shall (regardless of whether the Lease is at the time subordinated to the lien of said Mortgage) be liable to Tenant or any other person for any of the Security Deposit, or any other payment made by Tenant hereunder, unless Landlord has actually delivered said deposit or other such sum to such Landlord’s Mortgagee or purchaser. In the event of any rightful and permitted assignment of Tenant's interest in this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no liability to the assignor with respect to the return of the Security Deposit.
6.3    Letter of Credit. The Letter of Credit shall be maintained throughout the Term and any renewals thereof, if any, in accordance with all of the requirements hereinafter set forth. Any Letter of Credit delivered to Landlord by Tenant shall be an unconditional, irrevocable letter of credit in a form and from a financial institution acceptable to Landlord in its sole discretion and shall be capable of being drawn upon in New York, New York. Said Letter of Credit shall be issued by a commercial bank (1) that is chartered under the laws of the United States or any State thereof and which is insured by the Federal Deposit Insurance Corporation or by any U.S. branch of a foreign bank licensed to do business in the United States; (2) whose long-term, unsecured and unsubordinated debt obligations are rated in the highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (the “Rating Agencies) (which shall mean AAA from Fitch, AAA from Moody’s and AAA from Standard & Poor’s); and (3) which has a short-term deposit rating in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P) (collectively, the “Letter of Credit Issuers Requirements”). During the Term and any renewals thereof, if any, if (a) the issuer of the Letter of Credit at any time fails to satisfy any one or more of the Letter of Credit Issuer Requirements, or (b) the issuer of the Letter of Credit is insolvent or is placed into receivership or conservatorship, or is closed for any reason, by the Federal Deposit Insurance Corporation, or any successor or similar governmental entity, or (c) a trustee, receiver or liquidator is appointed for the issuer of the Letter of Credit, or (d) the issuer of the Letter of Credit is no longer deemed to be a “well capitalized” depository institution for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act and the regulations promulgated thereunder, then, in any of such events, Landlord shall have the right to immediately draw upon the entire Letter of Credit in which event the proceeds thereof shall be held by Landlord and Tenant shall, within ten (10) days of the occurrence of any event described in any of the immediately preceding clauses (a) through (d) (each such occurrence being hereinafter referred to as an “L/C Issuers Requirements Failure”), deliver a substitute Letter of Credit from an issuer that satisfies the Letter of Credit Issuer Requirements and that also complies in all respects with the criteria set forth in this Section 6.4. Tenant’s failure to obtain a substitute Letter of Credit within ten (10) days following the occurrence of an L/C Issuer Requirements Failure shall constitute an Event of Default hereunder (as to which no cure period shall be applicable) entitling Landlord to exercise all of Landlord’s remedies set forth in this Lease with respect to an Event of Default by Tenant.
Said Letter of Credit shall provide that it shall expire on the sixtieth (60th) day following the date of expiration of the Term of this Lease and shall be transferable by Landlord, without any fee or other cost to Landlord, to any purchaser or transferee of Landlord’s interest in the Building or the Project. At Tenant's option, said Letter of Credit shall have a term equal to the period expiring on the first anniversary of the date of issuance thereof, in which event Tenant covenants that a renewal of said Letter of Credit shall be delivered to Landlord by that date which is thirty (30) days prior to the expiration date thereof, and thereafter a renewal of the Letter of Credit shall be delivered to Landlord by Tenant by that date which is thirty (30) days prior to each succeeding anniversary of the original expiration date of the Letter of Credit. If Tenant fails to so renew and deliver said Letter of Credit to Landlord by the thirtieth (30th) day preceding each said expiration date, such failure shall constitute an Event of Default hereunder (as to which no cure period shall be applicable) and Landlord may draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord. Said Letter of Credit shall provide that Landlord shall be permitted to draw on same on multiple occasions following the occurrence of an Event of Default by Tenant under this Lease; provided, however, that in the event that said Letter of Credit would expire during the pendency of any litigation to resolve whether such Event of Default has occurred, Landlord may draw upon said Letter of Credit prior to the expiration thereof. In the event that Landlord draws upon the Letter of Credit after a Default by Tenant as aforesaid, Landlord shall use, apply or retain all or any portion of the proceeds thereof for (i) the payment of any Rent or any other sums as to which Tenant is in default, (ii) the payment of any amount which Landlord may spend or become obligated to spend to repair damage to the Premises or the Building or the Project for which repairs Tenant is liable hereunder, or (iii) compensation to Landlord for any losses which Landlord is entitled to recover hereunder by reason of the Event of Default, including any damage or deficiency arising in connection with the reletting of the Premises and all associated reasonable legal fees. In the event that the Letter of Credit is drawn upon by Landlord for failure of Tenant to renew said Letter of Credit as aforesaid, the proceeds thereof shall be held by Landlord in accordance with the provisions respecting the Security Deposit under this Section 6. The use, application or retention of the proceeds of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, and shall not limit any recovery to which Landlord may otherwise be entitled.
6.4    Return of Security Deposit. Provided that Tenant has performed all of its obligations hereunder, then if the Security Deposit is in the form of cash, Landlord shall, within 60 days after the expiration of the Term and Tenant’s surrender of the Premises in compliance with the provisions of this Lease, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant’s obligations. Notwithstanding the preceding sentence and to the extent permitted by applicable Law, Landlord may retain the Security Deposit until such time after the expiration of the Term that Landlord is able to reconcile and confirm all amounts payable by Tenant under this Lease have been paid in full by Tenant (e.g., Landlord cannot reconcile and confirm Tenant has paid Tenant’s Proportionate Share of Excess Taxes for the calendar year in which the Term expires if Landlord has not received a Tax bill from all applicable taxing authorities at the time of such expiration). The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. The rights and obligations of Landlord and Tenant under this Section 6 are subject to any other requirements and conditions imposed by Laws applicable to the Security Deposit.
6.5    Survival. The respective rights and obligations of Landlord and Tenant under this Section 6 shall survive the expiration or earlier termination of this Lease.
7.    Landlord’s Obligations.
7.1    Services. Landlord shall furnish to Tenant in a manner consistent with typical services provided in similar class office buildings in the market in which the Project is located (hereinafter, “Comparable Buildings”): (a) water at those points of supply provided for general use of tenants of the Building; (b) the equipment to provide heated and refrigerated air conditioning (“HVAC”) as appropriate, at such temperatures and in such amounts as are standard for comparable buildings with comparable densities and heat loads in the vicinity of the Building (not to exceed the current HVAC system’s capacity existing as of the Lease Date); (c) janitorial service to the Premises five days per week, other than holidays, for Building-standard installations, in accordance with the cleaning specifications attached hereto as Exhibit I; (d) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, and at least one (1) elevator during non-business hours and holidays; (e) electrical current during normal business hours for electrical energy consumption that does not exceed six and one-half (6.5) watts per square foot of gross rentable area of the Premises (exclusive of Building standard HVAC and lights) (the “Premises Standard Electrical Capacity”), and (f) an access control person in the lobby of the Building during Building Hours. Landlord shall provide business access cards to all of Tenant’s employees at the Premises no later than thirty (30) days after the Commencement Date at no cost to Tenant, and thereafter all replacement or additional access cards shall be subject to payment by Tenant of Landlord’s prevailing charge therefor. If Tenant desires janitorial service at other than normal service times, or HVAC service: at any time other than Building Hours on weekdays and Saturdays , then such services shall be supplied to Tenant following the written request (or such other means as may be requested by Landlord) by Tenant delivered to Landlord’s designated property manager before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord its then standard charge for such services (which shall not be included in Tenant’s Proportionate Share of Operating Costs) within ten (10) days after Landlord has delivered to Tenant an invoice therefor. However, with respect to HVAC services on Saturdays, in order to conserve energy and reduce Operating Costs, Tenant shall notify Landlord whether Tenant desires HVAC services to the Premises on Saturdays by 3:00 p.m. on the immediately preceding business day. If Tenant so notifies Landlord that Tenant desires such HVAC services on Saturday, Landlord shall provide such HVAC service during the Building Hours on Saturday (as described above) at no additional separate charge to Tenant. If Tenant desires HVAC services on Saturdays in excess of the Building Hours on Saturdays, then Landlord shall provide such services subject to the additional HVAC charges for such additional hours in excess of BuildingHours. There will be a four (4) hour minimum for after-hours HVAC services which are not continuous with HVAC services provided during the Building hours set forth herein Monday through Friday except for holidays. The charge for after-hour HVAC service is Sixty Dollars ($60.00) per hour as of the date of this Lease, which rate is subject to change from time to time throughout the Term as determined by Landlord, in Landlord’s sole discretion. For purposes of this Lease, holidays are New Year's Day, Martin Luther King, Jr.'s Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day, and, at Landlord’s reasonable discretion, other locally or nationally recognized holidays generally observed by landlords of Comparable Buildings; provided, however, that Landlord retains the right, in its sole discretion, to increase or to decrease the legal holidays which it observes.
7.2    Conservation.    At no additional cost to Tenant, Tenant hereby agrees to comply with all energy conservation procedures, controls and requirements instituted by Landlord pursuant to any government regulations or otherwise, including but not limited to controls on the permitted range of temperatures, light fixtures and lamps, the volume of energy consumption or the hours of operation of the Building. Institution by Landlord of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.
7.3    Recycling. Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws to the extent that any of them or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash, including, but not limited to, Laws promulgated by Arlington County, Virginia. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Section 12.04., and, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord
7.4    Excess Utility Use. Landlord shall not be required to furnish electrical power for equipment that requires more than 110 volts or other equipment whose electrical energy consumption exceeds the Premises Standard Electrical Capacity. If Tenant’s requirements for or consumption of electricity exceed the Premises Standard Electrical Capacity, Landlord shall, at Tenant’s expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, provided the additional use of such feeders and risers caused by Tenant’s excess electrical requirements do not adversely affect Landlord’s ability to provide reasonable electrical service to the balance of the Building (as determined by Landlord in the exercise of its reasonable discretion); and Tenant shall pay to Landlord the cost of such service within ten (10) days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such utility consumption by any verifiable method, including installation of a separate meter or monitor in the Premises installed, maintained, and read by Landlord, at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts unless approved in advance by Landlord, which approval shall be granted or withheld in Landlord’s sole discretion. Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Landlord, which approval may be withheld in Landlord’s sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s sole judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, adversely affect Landlord’s ability to provide reasonable service to the balance of the Building, or interfere with or disturb other tenants of the Building. If Tenant (a) uses machines or equipment in the Premises or (b) operates within the Premises at a density, either of which (1) affects the temperature otherwise maintained by the air conditioning system or (2) otherwise overloads any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of design, installation, operation, use, and maintenance, in each case plus an administrative fee of ten percent (10%) of such cost, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.
7.5    Restoration of Services. Landlord shall use reasonable efforts to restore any service required of it under Section 7.1 that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, entitle Tenant to any abatement of Tenant’s obligations hereunder. If any of the services to be provided by Landlord pursuant to Section 7.1 is suspended and such suspension renders the Premises untenantable and continues for more than five (5) consecutive business days, if the reason for the suspension or the continuation of the suspension is anything other than Force Majeure, all Basic Rent due shall be abated for the period commencing on the sixth (6th) consecutive business day of such suspension and concluding on the date that the service has been restored.
7.6    Repair and Maintenance by Landlord. Landlord shall use reasonable efforts to maintain and repair the common areas of the Project, Building’s Structure, the Building’s Systems, the base Building HVAC systems serving the Premises, the parking areas and other exterior areas of the Project, including driveways, alleys, and utility lines in a good condition, consistent with the operation of Comparable Buildings and shall make such repairs thereto as are necessary promptly after obtaining knowledge of the need for such repairs. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent excluded by Section 4.2. In no event shall Landlord be responsible for alterations to the Building’s Structure required by applicable Law because of Tenant’s use of the Premises or Alterations (including any initial work performed by or on behalf of Tenant) to the Premises made by or for a Tenant Party (which alterations shall be made by Landlord at Tenant’s sole cost and expense and on the same terms and conditions as Landlord performed repairs as described in Section 8.2 below). Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially-reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action.
8.    Improvements; Alterations; Repairs; Maintenance.
8.1    Improvements; Alterations. Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land (including any Work (as that term is defined in Exhibit D) performed pursuant to this Lease, if applicable), including, but not limited to, the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings (collectively, “Alterations”) shall be installed at Tenant’s expense and only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8.1. No Alterations in or to the Premises (including the installation of systems furniture or other equipment or personal property that affects or otherwise connects to the Building’s Systems) may be made without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord’s consent may be withheld in Landlord’s sole and absolute discretion, with respect to any Alteration that would (a) affect (in the sole discretion of Landlord) the Building’s Structure or the Building’s Systems (including, but not limited to, the Project’s restrooms or mechanical rooms), or (b) affect (in the sole and absolute discretion of Landlord) the (1) exterior appearance of the Project, (2) appearance of the Project’s common areas or elevator lobby areas, (3) quiet enjoyment of other tenants or occupants of the Project, or (4) provision of services to other occupants of the Project. To the extent that Landlord grants Tenant the right to use areas within the Project, whether pursuant to the terms of this Lease or through plans and specifications subsequently approved by Landlord (and without implying that Landlord shall grant any such approvals), (A) in no event may Tenant use more than its Proportionate Share of the areas within the Building or utility capacity made available by Landlord for general tenant usage for Tenant’s installations and operations in the Premises (including chilled water, electricity, telecommunications room space, electrical room space, plenum space and riser space), and (B) Tenant shall comply with the provisions of this Section with respect to all such items, including Tenant’s Off-Premises Equipment. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All Alterations shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Notwithstanding anything in this Section 8.1 to the contrary, Tenant shall have the right, without Landlord’s consent to make Alterations to the Premises that meet the following criteria (a “Cosmetic Alteration”): (i) the alterations or improvements are decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), (ii) Tenant provides Landlord with ten (10) days’ advance written notice of the commencement of such alterations or improvements (which notice shall include the name and contact information for the contractor(s) performing work in connection therewith, required evidence of insurance and such other reasonable information as Landlord may reasonably require, if any), (iii) the alterations or improvements are not covered under clauses (a)-(b) above, (iv) the work does not require a building permit or other governmental permit, and (v) the costs of such alterations or improvements do not exceed Fifty Thousand Dollars ($50,000.00) in total cost and expense in the aggregate of all costs of alterations or improvements constructed in any twelve (12) month period.
8.2    Repair and Maintenance by Tenant.
Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. If the Premises include, now or hereafter, one or more floors of the Building in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered to be a part of the Premises for the purposes of this Section 8.2. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises (excluding the core portion of the Building’s Systems and HVAC, which shall be maintained by Landlord pursuant to Section 7.6) and Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises, including the branch lines of the plumbing, electrical and HVAC systems, including all duct work to the extent installed or modified by or on behalf of Tenant and located within or exclusively serving the Premises, and Tenant shall utilize all of the foregoing items in accordance with the applicable design specifications and capacities. Landlord shall be responsible, at its sole cost and expense (subject to the other provisions of this Lease, including, but not limited to, inclusion of such costs in Operating Costs in accordance with Section 4.2.1 hereof) for the maintenance and repair of the VAV boxes serving the Premises as well as all associated ductwork from the core air handler units to the VAV boxes, with Tenant being responsible for the cost of maintenance and repair of any duct work within the Premises that is modified by or on behalf of Tenant. Notwithstanding any other provision in this Lease to the contrary, with respect to any portion of the Premises visible from any common area inside or outside of the Building (the “Visible Premises”), Tenant shall (a) maintain such Visible Premises, including the furniture, fixtures and equipment located therein in a neat and first-class condition throughout the Term and any extension thereof, (b) not use the Visible Premises for storage, (c) obtain Landlord’s prior written consent to the interior paint color, signage, displays, carpeting, furniture, fixtures and equipment contained in the Visible Premises but only to the extent such interior paint color, signage, displays, carpeting, furniture, fixtures and equipment are not consistent with a first class office building, (d) complete within the Visible Premises any requested cleaning within one business day after Landlord’s written request therefor, and (e) complete within the Visible Premises any requested repairs, alterations or changes within five business days after Landlord’s written request therefor. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Project caused by a Tenant Party. If any such damage occurs outside of the Premises, or if such damage occurs inside the Premises but affects the Building’s Systems and/or Building’s Structure or any other area outside the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. If (1) Tenant fails to commence to make such repairs or replacements within 15 days after the occurrence of such damage and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (2) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 30 days after the occurrence of such damage (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), then Landlord may make the same at Tenant’s cost. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 8, in each case plus an administrative fee of ten percent (10%) of such cost, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor.

8.3    Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord and only in accordance with plans and specifications approved by Landlord in writing. Tenant shall reimburse Landlord for any actual sums paid by Landlord for third party examination of Tenant's plans for Alterations, plus a fee to Landlord’s property manager paid as additional rent (a) in the amount equal to one percent (1%) of the costs of such Alterations if Tenant manages the Alterations, or (b) in an amount equal to three percent (3%) of the costs of such work if Landlord, or any affiliate of Landlord, or Landlord’s property manager manages the Alterations Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s Mortgagee, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems) and shall use materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building, and in such manner as to cause a minimum of disruption to the other occupants of the Project and interference with other construction in progress and with the transaction of business in the Project and the related complex and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect's certificate that the work will conform to all applicable Laws, and (iii) has complied with all other requirements reasonably imposed by Landlord, including any requirements due to the underwriting guidelines of Landlord's insurance carriers. Landlord's consent to any work hereunder and approval of any plans and specifications constitutes approval of no more than the concept of such work and not a representation or warranty with respect to the quality or functioning of such work, plans and specifications. Tenant is solely responsible for all of its work and for the proper integration thereof with the Building, the Building's Systems and existing conditions. Landlord shall have the right, but not the obligation, to supervise the making of any Alterations. Landlord may designate rules, regulations and procedures for the performance of all such work in the Building (including insurance requirements for contractors) and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when such work may be performed. All such work which may affect the Building’s Structure or the Building’s Systems must be approved by Landlord in its sole and absolute discretion, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor and no such work will be permitted if it would void or reduce or otherwise adversely affect the warranty on the roof. Upon completion of any work described in this Section 8, Tenant shall furnish Landlord with accurate reproducible “as-built” CADD files of the improvements as constructed.
8.4    Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s or construction liens to be filed against the Premises or the Project or any portion thereof in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work in a form approved by Landlord. If such a lien is filed, then Tenant shall, within ten (10) business days after notice of the filing thereof (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project, any portion thereof, or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (a) pay the amount of the lien and cause the lien to be released of record, or (b) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the

Premises, the Project, any portion thereof, or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.
9.    Use. Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any Alterations, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Project or its contents, or for the storage of any Hazardous Materials (other than de minimis quantities found in typical office supplies [e.g., photocopier toner] and then only in compliance with all Laws and in a reasonable and prudent manner). Tenant shall not use any substantial portion of the Premises for a “call center,” any other telemarketing use, or any credit processing use. If, because of a Tenant’s use of the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Project.
10.    Assignment and Subletting.
10.1    Transfers. Except as provided in Section 10.8, Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion, (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current direct or indirect control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, (f) permit the use of the Premises by any parties other than Tenant, or (g) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 10.1(a) through 10.1(g) being a “Transfer”).
10.2    Consent Standards.
Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to any subletting of the Premises, provided that the proposed transferee (a) is creditworthy, (b) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project or the related complex, (c) will not use the Premises, Building or Project in a manner that would materially increase Operating Costs or the pedestrian or vehicular traffic to the Premises, Building or Project, (d) is not a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity, (e) [omitted], (f) is not currently and has not in the past been involved in litigation with Landlord or any of its Affiliates, (g) meets Landlord’s reasonable standards for tenants of the Project and is otherwise compatible with the character of the occupancy of the Project and the related complex, and (h) is not a person or entity with whom Landlord is then, or has been within the immediately preceding three-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project or the related complex or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists. Any Transfer made in violation of this Section 10 shall be void, and any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion. In agreeing to act reasonably, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and Landlord is permitted to consider the financial terms of the Transfer and the impact of the Transfer on Landlord’s own leasing efforts and the value of the Project.
10.3    Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $2,500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable out of pocket attorneys’ fees and other expenses incurred in connection with considering any request for consent to a Transfer in an amount not to exceed $2,500. If Landlord does not consent to a Transfer in violation of its obligations hereunder, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant shall have no right to terminate this Lease or seek monetary damages.
10.4    Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement in Landlord’s then standard form whereby the transferee expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.
10.5    Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under such sublease, (b) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (c) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (d) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (e) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.
10.6    Cancellation. In the event of any proposed assignment of the Lease, or if the term of any proposed sublease (including all applicable renewal terms) constitutes ninety percent (90%) or more of the then-remaining Term and if the proposed sublease space (when aggregated with all other space subleased by Tenant)

constitutes the entire Premises, Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective; provided, however, Landlord shall not have the right to cancel the Lease in the event the proposed Transfer is a Permitted Transfer. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.
10.7    Additional Compensation. In the event of a Transfer to any party other than a Permitted Transferee (as hereinafter defined), Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (a) rent received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (b) the Rent allocable to the portion of the Premises covered thereby.
10.8    Permitted Transfers. Notwithstanding Section 10.1, so long as (a) no default is then continuing beyond any applicable notice and cure period, and (b) no circumstance shall have occurred which with the giving of notice, the passage of time, or both would constitute an Event of Default by Tenant, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:
10.8.1    an Affiliate of Tenant, but only so long as (i) such transferee remains an Affiliate of Tenant, and (ii) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold (as hereinafter defined) as of the effective date of the Permitted Transfer;
10.8.2    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant (or any division or business unit or affiliate of Tenant), or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (a) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (b) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer; or
10.8.3    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of the assets of Tenant (or any division or business unit or affiliate of Tenant), so long as (a) Tenant’s obligations hereunder are assumed by the entity acquiring such assets; and (b) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer.
Tenant shall notify Landlord of any such Permitted Transfer at least ten (10) business days prior to the effective date of the Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project or the related complex, Landlord or other tenants of the Project or the related complex. No later than ten days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (1) copies of the instrument effecting any of the foregoing Transfers, (2) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (3) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10. As used herein, the term “Tangible Net Worth/Credit Threshold” shall mean (A) the proposed Permitted Transferee has a Tangible Net Worth equal to or greater than the Tangible Net Worth of Tenant as of the Effective Date (as shown on Tenant’s most recent financial statement immediately prior to the Effective Date), and with respect to the Transferee, as evidenced by most recent audited financial statements as of the date of the Transfer, as prepared by a reputable certified public accounting firm, or if it is not such proposed Permitted Transferees normal practice to obtain audited financial statements, then such financial statements shall be certified as true and correct in all material aspects by the Permitted Transferee’s president or chief financial officer, and (B) if the proposed Permitted Transferee has been assigned a Corporate Debt Rating, then such proposed Permitted Transferee’s Corporate Debt Rating satisfies the Corporate Debt Rating Requirement. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. “Corporate Debt Rating” shall mean either a general corporate debt rating or an unsecured corporate debt rating by either Standard & Poor’s Corporation (“S&P”) or Moody’s Investor Service (“Moody’s”), and “Corporate Debt Rating Requirement” shall mean a Corporate Debt Rating of BBB or better (as determined by S&P) and Baa2 or better (as determined by Moody’s). The right to Transfer to an Affiliate pursuant to Section 10.8.1 shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant and that on or before such Transfer being effected both Tenant and such Permitted Transferee must enter into an agreement with Landlord, in a form satisfactory to Landlord, Tenant and such Permitted Transferee, each acting reasonably, that if such Permitted Transferee ceases to be an Affiliate of Tenant, it shall so notify Landlord in writing at least ten days prior to such event and, upon the written request of Landlord, transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Affiliate of Tenant.
11.    Insurance; Waivers; Subrogation; Indemnity.
11.1    Tenant’s Insurance. Effective as of the earlier of (a) the date Tenant enters or occupies the Premises, or (b) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (1) cause of loss-special risk form (formerly “all-risk”) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (2) cause of loss-special risk form (formerly “all-risk”) insurance covering the full value of all furniture, trade fixtures, equipment and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), including business interruption insurance in an amount equal to the Basic Rent then in effect during any Lease Year, (3) commercial general liability insurance (including property damage, bodily injury and personal injury coverage) in amounts of One Million Dollars ($1,000,000) per occurrence in primary coverage, with a Two Million Dollars ($2,000,000.00) annual aggregate, or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company, Landlord’s Mortgagee and any other party requested by Landlord from time to time), against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (4) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (5) commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident, insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee and any other parties identified by Landlord), (6) worker’s compensation insurance as required by applicable state law and employer’s liability insurance with limits not less than One Hundred Thousand Dollars ($100,000.00) for each accident, Five Hundred Thousand Dollars ($500,000.00) per person for illness or disease-policy limit, and One Hundred Thousand Dollars ($100,000.00) disease for each employee, and (7) umbrella excess liability insurance with an additional Five Million Dollars ($5,000,000) in umbrella coverage above the underlying aggregate amount of commercial general liability insurance coverage set forth herein, which policy will contain a provision that it will drop as primary insurance if the underlying aggregate is exhausted. Tenant’s insurance shall (i) be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy, (ii) contain an endorsement for cross liability and severability of interests, (iii) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents (including Landlord’s managing agent) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or would have been covered by insurance it is required to carry under this Lease), and (iv) not contain any deductible provision in excess of Twenty-Five Thousand Dollars ($25,000.00) except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of A+:VIII or better. However, no review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord’s rights or Tenant’s obligations hereunder. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 10% of such cost.
11.2    Landlord’s Insurance.
Effective as of the Commencement Date, and continuing throughout the Term, Landlord shall maintain a cause of loss-special risk form (formerly “all-risk”) insurance policy (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision.
11.3    No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project or the related complex, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part except to the extent caused by the gross negligence or willful misconduct of Landlord or its employees or, agents; provided, however, in no event shall Landlord be liable for any indirect or consequential damages arising under this Lease. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project or the related complex.
11.4    Indemnity. Tenant hereby agrees to indemnify and hold harmless Landlord and its shareholders, members, partners, contractors, licensees, invitees, affiliates, and their respective employees, agents, officers and directors, and each ground lessor and Mortgagee from and against all costs, damages, claims, liabilities and expenses, including attorneys' fees, suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from: (i) Tenant's use and occupancy of the Premises or the business conducted by Tenant therein or Tenant's presence in the Building or on the Land, (ii) the making by Tenant of any Alterations (including, without limitation, any of the Work (as defined in Exhibit D) performed by or on behalf of Tenant), (iii) any act or omission of Tenant or its employees, agents or invitees, and (iv) any breach or default by Tenant in the observance or performance of its covenants and obligations under this Lease; except to the extent caused by the negligence or willful misconduct of Landlord, its employees, agents or invitees. Tenant’s obligations under this Section 11.4 shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, Tenant agrees, upon request therefor, to defend Landlord in such proceeding at Tenant’s sole cost utilizing counsel satisfactory to Landlord. Notwithstanding anything in this Lease to the contrary, Landlord shall look only to Tenant (and any successor entity) and its assets, and not any directors, partners, members, shareholders or principals of tenant (or any successor entity) or such director’s, partners', members', shareholders' or principals' assets or the assets of their spouses, families or estates, for the enforcement of any remedy against Tenant (or any successor entity) or satisfaction of any judgment against Tenant (or any successor entity) in connection with this Lease.
12.    Subordination; Attornment; Notice to Landlord’s Mortgagee.
12.1    Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. Landlord shall use commercially reasonable efforts to obtain from any current or future Mortgagee a non-disturbance agreement for the benefit of Tenant in such Mortgagee’s usual form which recognizes Tenant's rights under this Lease; provided, however, that if Landlord does not obtain such non-disturbance agreement, the Lease shall be and remain subject and subordinate to the lien of said Mortgage, and to any and all renewals, extensions, modifications, recastings and refinancings thereof.
12.2    Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.
12.3    Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.
13.    Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations, provided that such changes are generally applicable to all tenants of the Project whose leases require such compliance, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance. Tenant shall be responsible for the compliance or noncompliance with such rules and regulations by each Tenant Party.
14.    Condemnation.
14.1    Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

14.2    Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.
14.3    Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building or Project becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent and Additional Rent shall abate as provided in the last sentence of Section 14.2.
14.4    Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Project and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business.
15.    Fire or Other Casualty.
15.1    Repair Estimate. If the Premises or the Project are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.
15.2    Tenant’s Rights. If the Premises are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner substantially comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 15.4 below cannot be repaired within 270 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 10 days after the Damage Notice has been delivered to Tenant.
15.3    Landlord’s Rights. If a Casualty occurs and (a) Landlord estimates that the damage cannot be repaired within the Repair Period, (b) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, (c) regardless of the extent of damage, the damage is not fully covered by Landlord’s insurance policies or Landlord makes a good faith determination that restoring the damage would be uneconomical, or (d) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, or Landlord’s Mortgagee otherwise does not make insurance proceeds available to Landlord, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.
15.4    Repair Obligation. If neither party elects to terminate this Lease following a Casualty as provided above, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Project, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

15.5    Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of (a) completion of Landlord’s repairs, (b) the date upon which completion of Landlord’s repairs would have occurred but for delays caused by Tenant Parties, or (c) the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party’s gross negligence or willful misconduct caused such damage, in which case, Tenant shall continue to pay Basic Rent and Additional Rent without abatement.
15.6    Waiver of Statutory Provisions. The provisions of this Lease, including this Section 15, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building and any statute or regulation of the state in which the Premises are located with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.
16.    Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, fixtures, betterments, improvements, and alterations placed by any Tenant Party in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture, fixtures, betterments, improvements, and alterations and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 10 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord or result in a default under any Mortgage or Primary Lease (as each is defined in Section 12.1 hereof).
17.    Events of Default. Each of the following occurrences shall be an “Event of Default”:
17.1    Payment Default. Tenant’s failure to pay Rent within five business days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;
17.2    Abandonment. Tenant (a) abandons or vacates the Premises or any substantial portion thereof and (b) fails to pay rent, provided, the failure to conduct business from the Premises due to Force Majeure, pandemic or governmental order or regulation shall not be deemed an abandonment or vacation of the Premises;
17.3    Estoppel; Subordination; Financial Reports. Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to Section 25.5, Section 12.1, and Section 25.19 respectively;
17.4    Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11.1;
17.5    Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.4;
17.6    Other Defaults. Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease other than provided in this Section 17 and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof, or if such default cannot be cured within a 30 day period, Tenant fails to commence a cure within the 30 day period or fails to complete the cure within 60-days after the expiration of the 30 day period; and
17.7    Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.7, any guarantor (“Guarantor”) of Tenant’s obligations hereunder or, if Tenant is a partnership, any partner of Tenant (“Partner”)) (a) in any bankruptcy or other insolvency proceeding; (b) seeking any relief under any state or federal debtor relief law; (c) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (d) for the reorganization or modification of Tenant’s capital structure; or (e) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 60 days after the filing thereof.
18.    Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:
18.1    Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 19.1(a), and (c) an amount equal to (but in no event less than zero) (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the rate of five percent (5%) per annum rate on the date this Lease is terminated, minus (2) the then present fair rental value of the Premises for such period, similarly discounted;
18.2    Termination of Possession. Terminate Tenant’s right to possess the Premises and re-enter the Premises without terminating this Lease, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19.1(a), and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to terminate Tenant’s right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall have no obligation to relet the Premises. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.2. If Landlord elects to proceed under this Section 18.2, it may at any time elect to terminate this Lease under Section 18.1;
18.3    Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including collection costs and legal expenses), plus interest thereon at the Default Rate;
18.4    Self-Help.
Following a termination of this Lease in accordance with Section 18.1 hereof or a termination of Tenant’s right to possession of the Premises pursuant to Section 18.2 hereof, to the extent permitted by applicable laws, suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19.    Payment by Tenant; Non-Waiver; Cumulative Remedies.
19.1    Payment by Tenant.
Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (a) obtaining possession of the Premises, (b) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (c) repairing, restoring, altering, remodeling to the condition as of the date of this Lease, reasonable wear and tear excepted, (d) if Tenant is dispossessed of the Premises, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (e) performing Tenant’s obligations under this Lease which Tenant failed to perform, (f) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, (g) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the then unamortized amount of all Rent so abated (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate), and (h) any other damages incurred by Landlord resulting from such Event of Default. Notwithstanding the foregoing, in no event shall Tenant be liable to Landlord for any special, consequential or punitive damages other than with respect to damages caused by Tenant’s failure to comply with the provisions of Article 22 and Section 25.24 hereof. No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.
19.3    Cumulative Remedies. Any and all remedies set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.
20.    Intentionally Deleted.
21.    Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease or Tenant’s right to possess the Premises, Tenant shall (a) deliver to Landlord the Premises broom-clean with all Alterations, additions, betterments and improvements (collectively, “Improvements”) located therein in good repair and condition (except for condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control), free of any liens or encumbrances and free of Hazardous Materials placed on the Premises during the Term; (b) deliver to Landlord all keys to the Premises and all access cards to the Project (and shall reimburse Landlord for the then-current replacement cost charged by Landlord for all such keys and access cards that are not returned); (c) remove all unattached trade fixtures, furniture (including demountable walls), and personal property placed in the Premises or elsewhere in the Project by a Tenant Party and unattached equipment located in the Premises (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal); (d) [intentionally omitted]; and (e) remove such Improvements and Tenant’s Off-Premises Equipment as Landlord may require and restore the areas surrounding such Improvements and Tenant’s Off-Premises Equipment to their conditions existing immediately prior to the installation of such Improvements and Tenant’s Off-Premises Equipment; however, Tenant shall not be required to remove any Improvement to the Premises or the Project if Landlord has specifically agreed in writing at the time of installation that the Improvement in question need not be removed. Notwithstanding the foregoing, Tenant shall not be responsible for removing from the Premises any telephone, computer, or related data cabling and wiring that may be installed within the Premises’ walls or above the Premises’ ceiling, nor for removing any associated data wiring related wall fixtures, provided that in all cases all such cabling and wiring is capped, neatly bundled and clearly identified by Tenant. Tenant shall repair all damage caused by the removal of the items described above. If Tenant fails to remove any property, including any of the property described above, Landlord may, at Landlord’s option, (1) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (2) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including collection costs and attorneys’ fees), plus interest thereon at the Default Rate, or (3) elect any of the actions described in clauses (1) and (2) above as Landlord may elect in its sole discretion. Notwithstanding anything to the contrary contained herein, (i) Tenant shall not be required to remove Tenant’s initial Alterations to the Premises, and (ii) Tenant shall not be required to remove any Alterations which constitute improvements which are typically found in businesses conducting only an office use and other incidental uses in Class “A” office buildings which are located in the Rosslyn, Virginia area, and which are comparable to the Building (the “Typical Office Improvements”) (such items which are excluded from being Typical Office Improvements being hereinafter referred to as “Items Subject to Removal”). With respect to such Items Subject to Removal, Landlord shall notify Tenant, at the time that Landlord approves Tenant’s plans for such Alterations, whether Landlord reserves the right to require removal of any such Items Subject to Removal as provided above in this Section 21. Items Subject to Removal shall include but not be limited to any raised flooring (i.e., flooring which is raised above the concrete slab, with a cavity between the raised flooring and the concrete slab), cafeteria improvements, catering kitchens (not including pantries), internal stairwells, and computer server rooms, and any other similar non-standard office installations within the Premises. The provisions of this Section 21 shall survive the end of the Term.
22.    Holding Over.
If Tenant fails to vacate the Premises at the end of the Term, then such failure shall be deemed to be an Event of Default, Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to one hundred fifty percent (150%) of the Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any consequential damages to Landlord resulting therefrom first if such breach of this Section 22 extends beyond thirty (30) days.
Notwithstanding the above, on the condition that (i) Tenant is not in default under this Lease, (ii) Tenant has given Landlord at least 90 days’ prior written notice of its intent to remain in the Premises beyond the expiration or termination of this Lease, and (iii) Landlord does not have a signed letter of intent or lease with another tenant for the Premises, at the time Tenant gives its notice of intent, then no new tenancy shall be created and Tenant shall be a tenant at sufferance for a period of up to sixty (60) days (the “Permitted Holdover Period”) (a) at a rate (the “Permitted Holdover Rate”) equal to (1) the Rent payable by Tenant during the last month of the Term for the first thirty (30) days of such Permitted Holdover Period, and (2) at the rate of one hundred fifty percent (150%) of the Rent payable during the last month of the Term during the next thirty (30) days of the Permitted Holdover Period, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. Tenant shall not be liable for consequential, direct or indirect damages suffered by Landlord on account of such holding over during the Permitted Holdover Period. If Tenant continues to holdover in the Premises following the end of the Permitted Holdover Period, such holding over shall be without right and subject to all of the provisions set forth above.
23.    Certain Rights Reserved by Landlord. Landlord shall have the following rights:
23.1    Building Operations. To decorate (excluding the Premises) and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice of not less than twenty-four (24) hours thereof, which may be verbal notice, except in cases of real or apparent emergency, in which case no notice shall be required) to perform Landlord’s obligations under this Lease or for any other purposes which Landlord considers necessary or advisable, and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;
23.2    Access Control. To take such reasonable measures as Landlord deems advisable for limiting access to the Building for the benefit of its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such regulations as Landlord may prescribe from time to time, which may include, by way of example but not limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to access control personnel by registration or otherwise and that such persons establish their right to enter or leave the Building;
23.3    Prospective Purchasers and Lenders. Upon reasonable prior notice of not less than twenty-four (24) hours (which notice may be verbal) to Tenant except in cases of emergency, to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and
23.4    Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to extend the Term) upon reasonable prior notice of not less than twenty-four (24) hours (which notice may be verbal) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants. In exercising the foregoing rights in this Section 23, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s occupancy of the Premises.
24.    Intentionally Deleted.
25.    Miscellaneous.
25.1    Landlord Transfer. Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Building or the Project and, in the event of any such sale, assignment or transfer, shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer so long as the purchaser has expressly assumed in writing the obligations of Landlord hereunder. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder first arising on and after the date of the sale, assignment or transfer.
25.2    Landlord’s Liability. Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord (and its successors, partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to the estate of Landlord in the Building. No other property or assets of Landlord or any member, partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant's use of the Premises. Landlord shall not be liable to Tenant or any other individual or entity for any damage, loss or claim whatsoever, except actual damages, losses and claims that are the direct result of Landlord's gross negligence or willful misconduct; however, in no event shall Landlord be liable for consequential damages. . The provisions of this Section shall survive any expiration or termination of this Lease.
25.3    Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, pandemics or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively, “Force Majeure”).
25.4    Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CBRE, Inc., as agent of Tenant, and Monday Properties Services, LLC, as agent of Landlord, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under the indemnifying party.
25.5    Estoppel Certificates. Not more frequently than annually, except in connection with a sale or re-financing of the Building or following an Event of Default, Tenant shall furnish to any party designated by Landlord, within ten (10) business days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (a) this Lease is in full force and effect; (b) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (c) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (d) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (e) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.
25.6    Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (a) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (b) hand-delivered to the intended addressee, or (c) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.
25.7    Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.
25.8    Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing signed by the other party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by Tenant or Landlord, as applicable, in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by electronic signatures as specifically set forth in Section 25.9; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except electronic signatures as specifically set forth in Section 25.9. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third-party beneficiary hereof.
25.9    Counterparts. This Lease (and amendments to this Lease) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Lease, the parties may execute and exchange, by electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document.
25.10    Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the date of this Lease which are applicable to the Premises.
25.11    No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.
25.12    No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.
25.13    Entire Agreement; No Reliance. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all verbal statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto. Further, Tenant disclaims any reliance upon any and all representations, warranties or agreements not expressly set forth in this Lease.
25.14    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
25.15    Governing Law; Jurisdiction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The proper place of venue to enforce this Lease will be the county or district in which the Premises are located. In any legal proceeding regarding this Lease, including enforcement of any judgments, Tenant irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Premises are located; (b) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (c) agrees that (1) service of process may be effected at the address specified for Tenant and Landlord in this Lease, or at such other address of which Landlord has been properly notified in writing, and (2) nothing herein will affect Tenant’s or Landlord’s right to effect service of process in any other manner permitted by applicable law.
25.16    Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power is coupled with an interest and is irrevocable.
25.17    Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

25.18    Joint and Several Liability. If Tenant consists of more than one party (or if Tenant permits any other party to occupy the Premises), each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises. No individual officer, director, employee, partner, or shareholder (“Partner”) of Tenant shall have any personal liability for the performance of the Lease or any covenant or agreement herein and Landlord shall not have any recourse to the assets or capital of any Partner of Tenant subject only to fraud and/or criminal misconduct or as otherwise permissible under applicable law.
25.19    Financial Reports. If Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States and whose financial statements are readily available at no cost to Landlord, the terms of this Section 25.19 shall not apply. Otherwise, within ten (10) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statement (including any notes to them) to Landlord, which shall be no older than a financial statement for the immediately preceding calendar year. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Tenant shall not be required to deliver the financial statements required under this Section 25.19 more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs. Landlord, and Landlord’s employees, agents, attorneys, accountants and consultants, shall keep such non-public financial statements confidential in the same manner as Landlord would treat its own confidential information, provided that Landlord shall be permitted to disclose such information on an as needed basis (i) to affiliated companies, lenders, prospective lenders, and prospective purchasers, provided that the recipient is advised of the confidential nature thereof and is bound to maintain the confidentiality of the same (subject to the exclusions herein); and (ii) to the extent legally required by any subpoena, court order, or other applicable administrative, regulatory, or legal process or proceeding, however only to the extent required by law, provided that the recipient is advised of the confidential nature thereof or the information is provided as aggregated data and not specifically identifying this Lease.
25.20    Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable engineers’ or architects’ fees and reasonable attorneys’ fees (including reasonable fees and expenses charged by outside counsel engaged by Landlord), within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.
25.21    Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location unless Landlord has previously reviewed and approved all plans, specifications and contracts pertaining to telecommunication service entry points, and any documents to which Landlord is a party or which may encumber the Project, which consent will not be unreasonably withheld. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Project, applicable Laws and Landlord’s policies and practices for the Project, and shall be required, at Landlord’s election, to enter into a license agreement with Landlord to confirm and approve items such as, without limitation, the proposed location (and labeling requirements) of wiring, cabling, fiber lines, points of demarcation, entry into the Project, insurance requirements and the like, all at no cost to Landlord. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

25.22    Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease to (i) its attorneys, accountants, auditors, employees and existing or prospective financial partners, or if required by Law or court order, in connection with a litigation between Landlord and Tenant, or (ii) in the event any terms and conditions of the Lease become public by any reason other than a breach by Tenant of this Section 25.22; provided in the case of any condition set forth in clause (i) all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.
25.23    Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so, and that Tenant’s organizational identification number assigned by the Delaware Secretary of State is 5021826. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.
25.24    Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. No Tenant Party shall use, generate, store or Release (defined below), or permit the use, generation, storage or Release of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws and in a reasonable and prudent manner. As used herein, “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. If any Tenant Party breaches its obligations under this Section 25.24, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from such Tenant Party’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including, but not limited to, reasonable attorneys’ fees, cost of clean up and remediation, enforcement actions of any kind, administrative or judicial proceedings (and orders or judgments arising out of or resulting therefrom), consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment) arising from any Tenant Party’s failure to comply with the provisions of this Section 25.24. Landlord represents that to the best of its actual knowledge without inquiry or investigation, there are no Hazardous Materials on or about the Premises in violation of applicable Laws.
In the event that Hazardous Materials are discovered upon, in, or under the Project, and any governmental agency or entity having jurisdiction over the Project requires the removal or other treatment of such Hazardous Materials, Tenant shall be responsible for the removal or other treatment of those Hazardous Materials only to the extent such Release is caused by Tenant or any Tenant Party but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Project or any portion thereof without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to protect Landlord's interest with respect thereto. Tenant agrees that Landlord shall have the right to manage or perform (or any combination thereof), at Tenant’s sole cost and expense, any work required in connection with the inspection, identification, removal or treatment of any such Hazardous Materials, including, but not limited to, the right to interrupt the performance of any initial Alterations (including any of the Work performed by or on behalf of Tenant) and to assert control over the procedures and work necessary to accomplish such inspections, identification, removal or other treatment of Hazardous Materials, and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the foregoing within thirty (30) days following Landlord’s written demand to Tenant therefor.
Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Project or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Project or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Project or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Project or Tenant's use or occupancy thereof.
Tenant’s obligations under this Section 25.24 shall survive termination or expiration of this Lease.
25.25    List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.
Exhibit A    -    Outline of Premises
Exhibit B    -    Rent Payment Address
Exhibit C    -    Building Rules and Regulations
Exhibit D    -    Tenant Finish-Work: Allowance
Exhibit E    -    Form of Confirmation of Commencement Date Letter
Exhibit F    -    Form of Tenant Estoppel Certificate
Exhibit G    -    Parking
Exhibit H    -    Extension Option
Exhibit I    -    Cleaning Specifications

25.26    Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
25.27    UBTI and REIT Qualification. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as “rents from real property,” and (b) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section 25.27 shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment at no additional cost to Tenant.
25.28    Appointment of Resident Agent. For purposes of Section 55-218.1 of the Code of Virginia (1950), as amended, Landlord appoints as its resident agent National Corporate Research, Ltd., whose office address is 13354 Midlothian Turnpike, Midlothian, Virginia 23113-0000. Landlord reserves the right to change its resident agent and/or the address of its resident agent by delivering notice to Tenant.

25.29    Deed of Lease. For purposes of Section 55-2 of the Code of Virginia (1950), as amended, this Lease shall be deemed a deed of lease executed under seal. The parties stipulate that the Premises is being leased exclusively for commercial purposes and that the provisions of Section 55-243 of the Code of Virginia (as amended), or any future statute, pertaining to the redemption of interests under leases shall be inapplicable and any other provision relating to the redemption of interests are hereby waived to the greatest extent permitted by Law.
25.30    No Construction Contract. Landlord and Tenant acknowledge and agree that this Lease, including all exhibits a part hereof, is not a construction contract or an agreement collateral to or affecting a construction contract.
26.    Other Provisions.
26.1    Fitness Center. From and after the Commencement Date, Tenant shall have the non-exclusive use of the Building fitness center (the “Fitness Center”), which shall include a men’s and women’s locker room with showers and towel service and shall be operated and maintained in a manner commensurate with fitness centers located in other Comparable Buildings, for the exclusive use of Landlord, its agents, employees and the office tenants of the Building, including Tenant and its on-site employees; provided, however, that (i) Landlord shall not be required to provide an attendant for the Fitness Center, and (ii) such use shall be at Tenant’s sole risk and Landlord assumes no liability therefor. Admission to the Fitness Center will be obtained through the use of the Building access control system. Use of the Fitness Center and the hours of operation thereof will be subject to such rules and regulations as Landlord or its agent may reasonably promulgate, and amend, from time to time. It is understood that no person shall be entitled to use the Fitness Center until (a) such person has signed a waiver of liability to be prepared by Landlord or its agent, and (b) if Landlord charges a fee for the use of the Fitness Center until such person has paid such fee, it being understood and agreed that Landlord shall not charge any fees for use of the Fitness Center, other than for specialty services (e.g., personal training, massage and similar services). Notwithstanding anything contained herein to the contrary, all expenses of operating and maintaining the Fitness Center (including, but not limited to, equipment leases) shall be included in Operating Costs for the Base Year and each subsequent year. Landlord reserves the right to change the location of the Fitness Center within the Building at any time and from time to time so long as such relocated Fitness Center is commensurate with fitness centers located in Comparable Buildings.
26.2    Conference Center. From and after the later to occur of (a) the Effective Date, and (b) July 1, 2023, Tenant shall have the non-exclusive use of the Building conference center (the “Conference Center”) which shall include furniture, a pantry and WiFi connectivity and shall be operated and maintained in a manner commensurate with conference centers located in Comparable Buildings for the use of Landlord, its agents, employees and the office tenants of the Building, including Tenant. Operating costs and expenses for the Conference Center shall be a part of Operating Costs for the Base Year, and shall thereafter be part of Operating Costs. Tenant’s use of the Conference Center shall be subject to the following provisions: (a) the use of the Conference Center shall be limited to those parties who physically occupy space in the Building or certain of Tenant's employees visiting the Premises from Tenant's other offices for the purpose of working in the Premises and shall not be available for use by any employee of Tenant who occupies so called “virtual space” on a permanent basis, i.e., utilizes a portion of the services or facilities at the Premises without having any temporary (including hoteling space) or permanent physical office therein (the “Virtual Users”), (b) only Tenant’s management personnel may schedule any such use by such employees of Tenant, Tenant’s Affiliate(s) or Tenant’s approved subtenant(s) or assignee(s) who occupy space in the Building, and (c) the scheduling of the Conference Center shall only be for periods of not less than one (1) hour. Landlord shall provide the set-up, break down and cleaning of all chairs, tables and other equipment in the Conference Center used by Tenant and shall provide maintenance service following Tenant’s use of the Conference Center, and Tenant shall reimburse Landlord for all costs of such set up, break down, cleaning and maintenance service (including, but not limited to, overtime costs incurred by Landlord) within fifteen (15) business days following Landlord’s issuance of an invoice to Tenant for such costs. All costs of (i) operation, use, maintenance and repair of the Conference Center, and (ii) replacement of any of the improvements within the Conference Center which constitute permitted capital improvements shall be includable in Operating Costs, except to the extent charged directly to Tenant pursuant to the immediately preceding sentence of this Section 26.2 or to other tenants of the Building pursuant to similar provisions in their leases. Landlord reserves the right to change the location of the Conference Center within the Building at any time and from time to time so long as such relocated Conference Center is commensurate with conference centers located in Comparable Buildings.

26.3    Tenant Lounge. From and after the Commencement Date, Tenant shall have the non-exclusive use of the Building common tenant lounge area (including the 17th Floor lounge) (the “Tenant Lounge”), which shall include furniture, pantry and WiFi connectivity, and shall be operated and maintained in a manner commensurate with tenant lounges located in Comparable Buildings. The Tenant Lounge shall be subject to the following provisions: (a) the use of the Tenant Lounge shall be limited to those parties who physically occupy space in the Building or certain of Tenant's employees visiting the Premises from Tenant's other offices for the purpose of working in the Premises and shall not be available for use by any of Tenant’s Virtual Users, (b) the use of the Tenant Lounge shall be on a first-come, first served basis and available to all tenants and other users of the Building, (c) Tenant shall be responsible for causing its employees to use the Tenant Lounge in a manner commensurate with a first-class office building, including, but not limited to, using the Tenant Lounge solely for the purposes of gathering for meals and cleaning and disposing of any and all food and associated materials in trash receptacles provided by Landlord, and (d) all costs of (i) operation, use, maintenance and repair of the Tenant Lounge and (ii) replacement of any of the improvements within the Tenant Lounge (but not any rental factor) which constitute permitted capital improvements shall be includable in Operating Costs.
26.4    Bicycle Storage. From and after the Commencement Date, Tenant shall have the non-exclusive use of a secured bicycle storage area (with access using the Building’s access control system), which shall be provided during the Term for use by Building tenants in the Parking Area (the “Bicycle Storage Area”). Landlord shall have the right, from time to time, to relocate the Bicycle Storage Area to a different location in the Parking Area. Tenant shall use the Bicycle Storage Area solely for purposes of storing and/or “parking” bicycles. The use of the Bicycle Storage Area shall be subject to such rules and regulations as Landlord may promulgate from time to time. Tenant hereby indemnifies Landlord against, and holds Landlord harmless from, any cost, damage, claim, liability or any other expenses (including, but not limited to, reasonable attorneys’ fees) Landlord may suffer arising out of any injury to any employee, agent or any invitee of Tenant in, on or from the Bicycle Storage Area, irrespective of whether any such person is authorized to use the Bicycle Storage Area

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LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.
This Lease is executed under seal as of the Lease Date (as defined in the Basic Lease Information).
TENANT:    EVOLENT HEALTH, LLC, a Delaware limited liability company

WITNESS:

By:        By:
Name:
Title:

LANDLORD:    1812 HOLDINGS, LLC, a Delaware limited liability company
WITNESS:
By:        By:
Name:
Title:

EXHIBIT A

OUTLINE OF PREMISES

Leased
17th
Floor
Tenant
Lounge
Suite
1705A
3,197 SF
Leased
Suite 1705B
5,317 SF

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EXHIBIT B

RENT PAYMENT ADDRESS

If by check, money order, or its equivalent, please mail such items to:

1812 Holdings, LLC
P.O. Box # 419843
Boston, MA 02241-9843
Attention: 1812 Holdings, LLC
Facsimile No.:

(ii)    If by wire transfer to:

Payee:	1812 Holdings, LLC
ABA Routing #:	026009593
For Account:
Account #:	483043659886
Bank Contact:	Bank of America 101 S. Tryon St. Charlotte, NC 28255 Phone: 704-388-1995

(iii)    If by ACH to:

Payee:	1812 Holdings, LLC
ABA Routing #:	021000322
For Account:
Account #:	483043659886
Bank Contact:	Bank of America 101 S. Tryon St. Charlotte, NC 28255 Phone: 704-388-1995

(iv)    If by overnight mail to:

Bank of America Lockbox Services 1812 HOLDINGS, LLC
419843 MA5-527-02-07
2 Morrissey Blvd Dorchester, MA 02125
Attention: 1812 Holdings, LLC
Facsimile No.:

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EXHIBIT C

BUILDING RULES AND REGULATIONS
The following rules and regulations shall apply to the Premises, the Building, any parking garage or other parking lot or facility associated therewith, and the appurtenances thereto:
1.    Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. No Tenant Party shall go upon the roof of the Project.
2.    Landlord reserves the right to exclude from the Project at all times other than normal business hours all persons who do not present a pass to the Project on a form or card approved by Landlord. Tenant shall be responsible for all of its employees, agents, invitees and guests who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of such persons.
3.    Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.
4.    No signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises’ interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.
5.    Landlord shall provide all door locks at the entry of each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent except as provided in the Lease. Landlord shall furnish to each tenant a reasonable number of keys and/or access cards to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof. Replacement keys and/or access cards shall be provided on a reasonable basis and at Tenant’s cost.
6.    Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.
7.    Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.
8.    Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No bicycles, birds or animals (other than those that are medically necessary) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters or for any immoral, disreputable or illegal purposes.
9.    Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.
10.    To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.
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11.    Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.
12.    No machinery or appliances of any kind (other than normal office equipment and normal break room appliances) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Project any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with all Laws).
13.    Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.
14.    No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.
15.    Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.
16.    All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of Fifty Dollars ($50.00) to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.
17.    No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.
18.    Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, marijuana, cannabis-based products, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.
19.    Tenant shall not permit any Tenant Party to smoke (including the use of any form of tobacco, marijuana, cannabis-based products, e-cigarette, electronic cigarette, personal vaporizer or electronic nicotine delivery system) in the Premises or anywhere else on the Project, except for tobacco products in any Landlord-designated smoking area outside the Building. Tenant shall cooperate with Landlord in enforcing this prohibition and use its best efforts in supervising each Tenant Party in this regard.
20.    Tenant shall not allow any Tenant Party to use any type of portable space heater in the Premises or the Building.
21.    Only artificial holiday decorations may be placed in the Premises, no live or cut trees or other real holiday greenery may be maintained in the Premises or the Building.
22.    Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Building.
23.    Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises or the Project’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall turn off all lights before leaving the Project at the end of the day.
24.    Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.
25.    Canvassing, soliciting and peddling within the Project is prohibited, and Tenant shall cooperate in preventing such activities.
26.    Tenant shall comply with any recycling programs implemented by Landlord from time to time with respect to the Project.
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27.    Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service to the general public or anyone other than Tenant’s employees without the prior written consent of Landlord.
28.    Tenant shall ensure that all portions of the leased premises visible from any interior Building common areas are lighted at all times during normal business hours regardless of whether the leased premises are occupied.

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EXHIBIT D

TENANT FINISH-WORK: ALLOWANCE

(Landlord Performs the Work)
1.    Acceptance of Premises. Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into; provided, however, Landlord represents that as of such date, the Building shall be watertight, free of Hazardous Materials and the Building's Systems shall be in good working order. Other than as provided for herein in this Exhibit D, Landlord shall have no obligation to perform any work in the Premises (including demolition of any improvements existing therein or construction of any tenant finish-work or other improvements therein), and, except as set forth in this Exhibit D, shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition or construction of improvements therein. Landlord shall engage RAND Construction as Tenant’s general contractor for the Work (as hereinafter defined). Tenant hereby acknowledges that the Work shall be performed while Tenant is in occupancy of the Premises, and Landlord’s actions in connection with such Work shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the performance of the Work, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such construction or Landlord’s actions in connection with such construction. Tenant acknowledges that Landlord and Tenant may have to relocate items of Tenant’s furniture, equipment, and personal property in order for Landlord to complete the Work, and that Tenant will be responsible for packing and unpacking any such items, which may cause temporary inconvenience in the use of the Premises during the performance of such Work, and Tenant agrees to coordinate with Landlord’s property manager and to cooperate fully with such activities.
2.    Space Plans. Not later than ten (10) business days following the Effective Date (such date is referred to herein as the “Space Plans Delivery Deadline”), Tenant shall deliver to Landlord a complete design plan depicting the desired improvements to the Premises and complete specifications to be installed in the Premises (the “Space Plans”).
3.    Working Drawings.
3.1    Preparation and Delivery. Following the date that the Space Plans are delivered to Landlord, Landlord shall engage Avison Young as its architect and project manager (the “Architect”) and cause the Architect to review and correct the Space Plans so that they can be converted into draft working drawings (“Draft Working Drawings”) of all improvements to be installed in the Premises. Not later than thirty (30) days following Landlord’s receipt of the Space Plans from Tenant, Landlord or the Architect shall thereafter deliver the Draft Working Drawings to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned in accordance with Section 3.2 below). Landlord shall engage WB Engineering for mechanical, electrical, and plumbing design modifications required in connection with the Work, if any.
3.2    Approval Process. Tenant shall notify Landlord in writing whether it approves of the submitted Draft Working Drawings within seven (7) business days after Landlord’s submission thereof. If Tenant disapproves of such Draft Working Drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall revise such Draft Working Drawings and submit the revised Draft Working Drawings to Tenant for its review and approval; provided, however, that with respect to items affecting the Building Structure or Building Systems, Landlord shall have the right to reject Tenant’s requested changes in Landlord’s sole and absolute discretion. Tenant shall notify Landlord in writing whether it approves of the resubmitted Draft Working Drawings within three (3) business days after its receipt thereof. This process shall be repeated until the Draft Working Drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the Draft Working Drawings within seven (7) business days (or, in the case of resubmitted Draft Working Drawings, within three (3) business days) after the submission thereof, then Tenant shall be deemed to have approved the Draft Working Drawings in question.

3.3    Landlord’s Approval; Performance of Work. Landlord’s approval of the Draft Working Drawings shall not be unreasonably withheld, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not (1) affect (in the sole discretion of Landlord) the Building’s Structure or the Building’s Systems (including, but not limited to, the Project’s restrooms or mechanical rooms), or (2) affect (in the sole discretion of Landlord) (A) the exterior appearance of the Project, (B) the appearance of the Project’s common areas or elevator lobby areas, or (C) the provision of services to other occupants of the Project, (c) such Draft Working Drawings are sufficiently detailed to allow construction of the improvements and associated work in a good and workmanlike manner for the entire Premises, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. As used herein, “Working Drawings” means the final version of the Draft Working Drawings once they have been approved by Landlord, as amended from time to time by any Landlord approved changes thereto, and “Work” means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Project as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in substantial accordance with the Working Drawings.
4.    Change Orders. Landlord shall, following completion of the Work, cause to be prepared architectural, mechanical, electrical and plumbing “as-built” plans of the Work as constructed in both blueprint and electronic CADD format, which plan shall be incorporated into this Exhibit D by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then any increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.
5.    Substantial Completion. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in substantial accordance with the Working Drawings and Landlord has obtained a certificate of occupancy for the Premises on behalf of Tenant. Substantial Completion shall have occurred even though minor punch-list details of construction, decoration, landscaping and mechanical adjustments remain to be completed by Landlord, or (iii) Landlord has not installed any custom or specialty items requested by Tenant for the Work or other items which cannot be completed until said custom or specialty items are delivered, or the Work requiring use of such items is completed.
6.    Walk-Through; Punchlist. When Landlord considers the Work in the Premises to be Substantially Completed, Landlord will notify Tenant and, within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the general contractor to complete all punchlist items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.
7.    Excess Costs. Tenant shall pay the entire amount by which the Total Construction Costs (hereinafter defined) exceed the Construction Allowance (hereinafter defined) (such excess amount being referred to herein as the “Excess Amount”). Upon approval of the Working Drawings as described in Section 3.1 above, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord Landlord’s estimate of the Excess Amount within fifteen (15) days of Landlord’s invoice therefor and prior to the date on which Landlord submits for building permits necessary for the construction of the Work. Upon Substantial Completion of the Work, Tenant shall pay to Landlord any remaining unpaid portion of the Excess Amount. In the event of default of payment of any portion of the Excess Amount, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under this Lease. As used herein, “Total Construction Costs” means the entire cost of performing the Work, including design of and space planning for the Work and preparation of the Working Drawings (including, but not limited to, all costs of the Architect engaged by Landlord) and the final “as-built” plan of the Work, costs of construction labor and materials, electrical usage during construction, additional janitorial services, standard building directory and suite tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, any applicable governmental fees, and the construction supervision fee referenced in Section 9 of this Exhibit.
8.    Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed Seven and 50/100 Dollars ($7.50) per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Work. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. The Construction Allowance must be used (that is, the Work must be fully completed and the Construction Allowance disbursed) within twelve (12) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto. Landlord shall have no obligation to fund any portion of the Tenant Allowance at any time that Tenant is in default under the Lease.
9.    Construction Supervision Fee. Any third party fees incurred by Landlord in conjunction with its construction supervision/coordination and, in addition, Tenant shall pay to Landlord a construction supervision fee equal to one percent (1%) of the total Hard Costs (as hereinafter defined), which costs shall be paid from the Construction Allowance, to the extent sufficient for the same, otherwise Tenant shall reimburse Landlord for such costs on demand. As used herein, the “Hard Costs” shall mean the following costs incurred in connection with the Work: all design costs, architectural and engineering fees, construction, permits, construction management fees, project management fees, costs of materials, labor and materials, construction document costs, telecommunications and data cabling and wiring, and Tenant’s security equipment.
10.    Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Jennifer Burns c/o Monday Properties 1000 Wilson Boulevard, Suite 700 Arlington, Virginia 22209 Telephone: 703-284-0200 Email: jburns@mondayre.com

Tenant’s Representative:	Heidi Lambert c/o Evolent Health, LLC 1812 N Moore Street, Suite 1705 Arlington VA 22209 Telephone: 571-302-0459 Email: HLambert@evolent.com
11.    Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8 and 21 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT E

CONFIRMATION OF COMMENCEMENT DATE
______________________, 202__
____________________
____________________, Suite __________
Rosslyn, VA _____

Re:    Deed of Lease Agreement (the “Lease”) dated ____________________, between 1812 HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and EVOLENT HEALTH, LLC a Delaware limited liability company (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
Ladies and Gentlemen:
Landlord and Tenant agree as follows:
1.    Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.
2.    Commencement Date. The Commencement Date of the Lease is __________________, 202_.
3.    Expiration Date. The Term is scheduled to expire on ______________, 20___, which is the last day of the __________th/nd/st/rd full calendar month following the Commencement Date.
4.    Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.
5.    Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.
Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.
Sincerely,
____________________, a ____________________, on behalf of Landlord
By:
Name:
Title:

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Agreed and accepted:
EVOLENT HEALTH, LLC, a Delaware limited liability company
By:
Name:
Title:

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EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE
The undersigned is the Tenant under the Lease (defined below) between _______________________, a ___________________, as Landlord, and the undersigned as Tenant, for the Premises on the __________ floor(s) of the building located at _____________________, __________ and commonly known as _______________________, and hereby certifies as follows:
1.    The Lease consists of the original Deed of Lease Agreement dated as of __________________, 20___, between Tenant and Landlord[‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.
2.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.
3.    The Term commenced on _______________________, 20___, and the Term expires, excluding any extension options, on _______________________, 20___, and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.
4.    Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

5.    All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ______________. The current monthly installment of Basic Rent is $___________.
6.    All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.
7.    As of the date hereof, there are no existing defenses or offsets, or, to Tenant’s knowledge, claims or any basis for a claim, that Tenant has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.
8.    No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.
9.    If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located and
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that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
10.    There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.
11.    Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, Tenant has not used or stored any hazardous substances in the Premises.
12.    All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with any tenant improvement work have been paid in full.
Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.
Executed as of _______________________, 20_.
TENANT:    ______________________________, a
By:
Name:
Title:

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EXHIBIT G

PARKING
Tenant shall be provided a total of nine (9) parking access cards permitting Tenant to use up to nine (9)unreserved parking spaces in the parking facilities designated by Landlord for the Building from time to time (the “Parking Area”) subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area. Notwithstanding the foregoing, Landlord does not guarantee the availability of such monthly parking permits to Tenant during the second (2nd) or any subsequent month of the Term if and to the extent that Tenant does not purchase such monthly parking permits during the first (1st) month and each subsequent month of the Term. Regardless of whether Tenant elects to use such parking spaces, Tenant shall pay to Landlord, contemporaneously with the payment of Basic Rent, parking rent (plus all applicable taxes) during the Term equal to the rate then established by Landlord for reserved and unreserved parking spaces, as applicable, in the Parking Area for each such parking access card, which rate is subject to adjustment by Landlord from time to time throughout the Term and any extensions thereof. As of the Lease Date, the rates for reserved and unreserved parking spaces are as follows:

Monthly Rent per Unreserved Parking Access Card	Monthly Rent per Reserved Parking Access Card
$180.00	$340.00

Tenant shall at all times comply with all Laws respecting the use of the Parking Area. Landlord reserves the right to adopt, modify, and enforce rules and regulations governing the use of the Parking Area from time to time including, but not limited to, designation of assigned parking spaces, requiring use of any key-card, sticker, or other identification or entrance systems and charging a fee for replacement of any such key-card sticker or other item used in connection with any such system and hours of operations. The Parking Area will remain open on Monday through Friday (excluding Holidays) and during the Building Hours. Landlord reserves the right to close the Parking Area during periods of unusually inclement weather or for repairs. At all times when the Parking Area is closed, monthly permit holders shall be afforded access to the Parking Area by means of a magnetic card or other procedure provided by Landlord. Landlord reserves the right to institute either a valet parking system or a self-parking system. Any violation of the applicable rules and regulations or failure by Tenant to pay parking fees will constitute a default under the Lease. Upon any such default that continues beyond the expiration of any applicable notice and cure period, in addition to Landlord’s other rights and remedies, Landlord may Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking Area.
Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Area to be operated by an independent contractor, which may or may not be affiliated with Landlord. Tenant’s customers and visitors shall pay the then current hourly parking fees established by Landlord and/or the Parking Area operator, as adjusted from time to time, for the privilege of using the Parking Area. The foregoing shall in no way be construed to impose upon Landlord any obligation to provide customer parking for Tenant.
All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles or any of personal property that may be located in such vehicles. If, for any reason, Landlord does not provide all or any portion of the parking spaces to which Tenant is entitled hereunder, then Tenant’s obligation to pay for such parking spaces shall be abated for so long as Tenant does not have the use thereof; this abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord’s failure or inability to provide Tenant with such parking spaces. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.
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Tenant shall not assign, sublet or transfer any parking permits. Any attempted assignment, sublet, or transfer shall be void.

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EXHIBIT H

EXTENSION OPTION
1.    Renewal Period.    Provided that Tenant is not then in default (or, if Tenant is then in default, then provided it cures the default prior to the expiration of any applicable notice and cure period set forth in the Lease) and there have not been more than two (2) Events of Default during the prior two (2) years, in each case both at the time of exercise of the Renewal Option (as hereinafter defined), and at the commencement of the Renewal Period (as hereinafter defined), and Tenant is then in occupancy of the Premises then being leased by Tenant, both at the time of exercise of the Renewal Option, and at the time of the commencement of the Renewal Period, Tenant shall have one (1) option (the “Renewal Option”) to extend the Term for one (1) additional period of five (5) years (the “Renewal Period”), by delivering binding written notice of the exercise thereof to Landlord not earlier than 18 months nor later than 12 months before the expiration of the Term. The Basic Rent payable for each month during such Renewal Period shall be the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of such Renewal Period, which shall be the rent for comparable office space in comparable buildings in Rosslyn, Virginia, taking into account such market concessions, if any, as are then being offered by landlords to renewal tenants leasing comparable office space in comparable buildings in Rosslyn, Virginia. In the event that Tenant does not timely exercise the Renewal Option, said Renewal Option shall be null and void and of no further force or effect, time being of the essence in the exercise of the Renewal Option and it being acknowledged and agreed by Tenant that Landlord shall be entitled to rely on any failure by Tenant to give written notice of its exercise of its Renewal Option by the date set forth herein for such exercise thereof.
2.    Tenant’s Acceptance of Prevailing Rental Rate.    In the event that Tenant does timely exercise the Renewal Option, then, following receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Basic Rent, if any, and the other terms and conditions offered. Tenant shall, within thirty (30) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If, after Tenant exercises the Renewal Option, Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, then, at Landlord’s option, (a) Tenant’s rights under this Exhibit H shall terminate and Tenant shall have no right to extend the Term; or (b) Tenant shall be deemed to have irrevocably renewed the Term and to have accepted Landlord’s determination of the Prevailing Rental Rate.
3.    Three Broker Method.    If Tenant timely delivers written notice to Landlord that Tenant rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, and within thirty (30) days following delivery of Tenant’s notice, Landlord and Tenant have not mutually agreed on the Prevailing Rental Rate for the Renewal Period, then within ten (10) days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Rental Rate. If either party shall fail to select a Broker as aforesaid, the Prevailing Rental Rate shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his determination of the Prevailing Rental Rate within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Rental Rate shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Prevailing Rental Rate within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Rental Rate.
For the purposes of this Exhibit H, “Broker” shall mean a real estate broker or salesperson licensed in the Commonwealth of Virginia, who has been regularly engaged in such capacity in the business of commercial office leasing in Rosslyn, Virginia for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one-half of the cost of the third Broker.

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4.    Amendment. Within thirty (30) days (subject to written extension by Landlord) after the later to occur of (i) the date on which Landlord and Tenant agree upon the Prevailing Rental Rate for the Renewal Period, or (ii) the date on which the Prevailing Rental Rate is determined by the 3-broker method as aforesaid, Landlord and Tenant shall execute an amendment to this Lease setting forth the terms as to the Renewal Period on the same terms and conditions provided in the Lease, except as follows:
(a)    Basic Rent shall be adjusted to the Prevailing Rental Rate, with periodic increases therein as described above;
(b)    Tenant shall have no further option to extend the Term unless expressly granted by Landlord in writing;
(c)    Landlord shall lease to Tenant the Premises in their then-current condition, and, depending on market conditions at the time, Landlord may, but shall not be required to, provide to Tenant allowances (e.g., moving allowance, construction allowance, and the like) and other tenant inducements, and Landlord’s agreement to provide or not to provide any such allowances or other tenant inducements must be taken into consideration in the determination of the Prevailing Rental Rate; and
(d)    Tenant shall pay for the parking spaces which it is entitled to use at the rates from time to time charged to patrons of the Parking Area and/or any other parking area associated with the Building during the Renewal Period (plus all applicable taxes).
If Tenant shall fail to execute said amendment within such thirty (30) day period (as the same may be extended as aforesaid), then Tenant shall nonetheless remain bound by the exercise of the Renewal Option upon the terms and conditions set forth herein.
5.    Miscellaneous.    Notwithstanding anything to the contrary set forth in this Exhibit H, Tenant’s rights under this Exhibit H shall terminate, at Landlord’s option, if (a) provided that Tenant is not then in default (or, if Tenant is then in default, then provided it cures the default prior to the expiration of any applicable notice and cure period set forth in the Lease) and there have not been more than two (2) Events of Default) during the prior two (2) years, both as of the date of Tenant’s exercise of its rights under this Exhibit H or as of the commencement date of the extended Term, (b) this Lease or Tenant’s right to possession of any of the Premises is terminated, (c) Tenant assigns its interest in this Lease or sublets any portion of the Premises at any time during the Term except with respect to a Permitted Transfer, (d) Tenant fails to lease from Landlord at least the same number of rentable square feet leased to Tenant as of the Lease Date and to occupy the entire rentable area of the Premises then being leased by Tenant, or (e) Tenant fails to timely exercise its option under this Exhibit H, time being of the essence with respect to Tenant’s exercise thereof.

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EXHIBIT I

CLEANING SPECIFICATIONS

A)    GENERAL OFFICE CLEANING- NIGHTLY
•Sweep using landlord approved dust down preparation, all stone , ceramic tile, marble
•Terrazzo, asphalt tile linoleum, rubber, vinyl and other types of flooring.
•Vacuum clean all carpets and rugs.
•Sweep all private stairways and keep in clean condition.
•Empty and clean all wastepaper baskets, ashtrays and receptacles; damp dust as necessary.
•Remove all ordinary dry paper and tenant rubbish to designated areas. Excluded are cafeteria waste, bulk and special materials, furniture, etc.
•Dust all furniture and windowsills.
•Clean all glass furniture tops.
•Dust all chairs rails, trim, partitions and baseboards.
•Wash clean all water fountains.
•Remove finger marks and smudges from walls, doors, and light switch plates.
B)    LAVATORIES- NIGHTLY
•Sweep and wash all flooring.
•Clean and polish all mirrors, powder shelves and bright work, including flushometers, piping, toilet seat hinges.
•Wash and disinfect all basins, bowls and urinals.
•Wash and sanitize both sides of all toilet seats; clean underside of fixtures.
•Dust, spot clean, or wash all partitions, tile walls, dispensers and receptacles.
•Empty and clean paper towel and sanitary disposal receptacles.
•Supply and fill toilet tissue holders, soap dispensers and paper towel dispensers.
•Remove all wastepaper and refuse to designated areas.
C)    LAVATORIES- PERIODIC CLEANING
•Machine scrub flooring once (1) per month.
•Wash all partitions, tile walls and enamel surfaces monthly.
•Clean air grilles once (1) monthly.
•Dust exterior of light fixtures once (1) monthly.
•Wash and sanitize stall doors (front & back) one (1) time per week.
D)    SCHEDULE OF CLEANING
•Upon completion of the nightly chores, all lights shall be turned off, windows closed, doors locked and offices left in a neat and orderly condition.
•All day, nightly and periodic cleaning services as listed herein, to be done five nights each week, Monday through Friday, except Union and Legal Holidays.
•High dust all pictures, frames, charts, graphs, and panel wall hangings not reached in nightly offices cleaning one (1) time per month.
•Dust all Venetian blinds and frames four (4) times per year.

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